GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS
Group 1 Automotive, Inc. and Subsidiaries — Consolidated Financial Statements

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Group 1 Automotive, Inc.
We have audited the accompanying consolidated balance sheets of Group 1 Automotive, Inc. and subsidiaries as of December 31, 2014, and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Group 1 Automotive, Inc. and subsidiaries at December 31, 2014, and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Group 1 Automotive, Inc.’s and subsidiaries internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 24, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Houston, Texas
February 24, 2015, except for Note 22,
as to which the date is May 8, 2015

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(In thousands, except per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,975	$20,215
Contracts-in-transit and vehicle receivables, net	237,448	225,156
Accounts and notes receivable, net	151,330	135,058
Inventories, net	1,556,705	1,542,318
Deferred income taxes	11,062	21,150
Prepaid expenses and other current assets	37,699	24,041
Total current assets	2,035,219	1,967,938
PROPERTY AND EQUIPMENT, net	950,388	796,356
GOODWILL	830,377	737,303
INTANGIBLE FRANCHISE RIGHTS	303,947	301,505
OTHER ASSETS	21,561	16,376
Total assets	$4,141,492	$3,819,478
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floorplan notes payable — credit facility and other	$1,143,246	$1,143,104
Offset account related to floorplan notes payable - credit facility	(39,616)	(56,198)
Floorplan notes payable — manufacturer affiliates	307,656	346,572
Offset account related to floorplan notes payable - manufacturer affiliates	(22,500)	—
Current maturities of long-term debt and short-term financing	72,630	36,225
Accounts payable	288,320	254,930
Accrued expenses	172,463	140,543
Total current liabilities	1,922,199	1,865,176
LONG-TERM DEBT, net of current maturities	1,008,837	663,689
DEFERRED INCOME TAXES	141,239	152,291
LIABILITIES FROM INTEREST RATE RISK MANAGEMENT ACTIVITIES	25,311	26,078
OTHER LIABILITIES	65,896	47,975
COMMITMENTS AND CONTINGENCIES (NOTE 14)

TEMPORARY EQUITY - Redeemable equity portion of the 3.00% Convertible Senior Notes	—	29,094

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000 shares authorized; 25,724 and 25,746 issued, respectively	257	257
Additional paid-in capital	286,854	368,641
Retained earnings	852,057	776,101
Accumulated other comprehensive loss	(81,984)	(51,677)
Treasury stock, at cost; 1,385 and 1,432 shares, respectively	(79,174)	(58,147)
Total stockholders’ equity	978,010	1,035,175
Total liabilities and stockholders’ equity	$4,141,492	$3,819,478
The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
REVENUES:
New vehicle retail sales	$5,741,619	$5,224,921	$4,291,098
Used vehicle retail sales	2,324,868	2,039,428	1,756,918
Used vehicle wholesale sales	379,143	332,185	288,139
Parts and service sales	1,125,694	1,010,685	880,070
Finance, insurance and other, net	366,565	311,362	259,875
Total revenues	9,937,889	8,918,581	7,476,100
COST OF SALES:
New vehicle retail sales	5,430,402	4,935,046	4,043,659
Used vehicle retail sales	2,151,346	1,878,549	1,610,912
Used vehicle wholesale sales	376,824	332,380	285,695
Parts and service sales	531,379	480,060	418,582
Total cost of sales	8,489,951	7,626,035	6,358,848
GROSS PROFIT	1,447,938	1,292,546	1,117,252
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,061,964	976,856	848,446
DEPRECIATION AND AMORTIZATION EXPENSE	42,344	35,826	31,534
ASSET IMPAIRMENTS	41,520	6,542	7,276
INCOME FROM OPERATIONS	302,110	273,322	229,996
OTHER EXPENSE:
Floorplan interest expense	(41,614)	(41,667)	(31,796)
Other interest expense, net	(49,693)	(38,971)	(37,465)
Other expense, net	—	(789)	—
Loss on extinguishment of long-term debt	(46,403)	—	—
INCOME BEFORE INCOME TAXES	164,400	191,895	160,735
PROVISION FOR INCOME TAXES	(71,396)	(77,903)	(60,526)
NET INCOME	$93,004	$113,992	$100,209
BASIC EARNINGS PER SHARE	$3.82	$4.72	$4.39
Weighted average common shares outstanding	23,380	23,096	21,620
DILUTED EARNINGS PER SHARE	$3.60	$4.32	$4.19
Weighted average common shares outstanding	24,885	25,314	22,688
CASH DIVIDENDS PER COMMON SHARE	$0.70	$0.65	$0.59

The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
NET INCOME	$93,004	$113,992	$100,209
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gain (loss) on foreign currency translation	(27,426)	(31,701)	1,843
Realized gain on foreign currency translation associated with disposition of foreign subsidiaries	1,178	—	—
Net unrealized gain (loss) on foreign currency translation	(26,248)	(31,701)	1,843
Unrealized loss on marketable securities, net of tax benefit of $0, $0, and $5, respectively	—	—	(8)
Net unrealized gain (loss) on interest rate swaps:
Unrealized gain (loss) arising during the period, net of tax benefit (provision) of $6,692, ($3,667), and $7,634, respectively	(11,153)	6,112	(12,724)
Reclassification adjustment for loss included in interest expense, net of tax provision of $4,256, $4,182 and $4,241 respectively	7,094	6,969	7,068
Net unrealized gain (loss) on interest rate swaps, net of tax	(4,059)	13,081	(5,656)
OTHER COMPREHENSIVE LOSS, NET OF TAXES	(30,307)	(18,620)	(3,821)
COMPREHENSIVE INCOME	$62,697	$95,372	$96,388

The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
	(In thousands)
BALANCE, December 31, 2011	25,967	$260	$363,375	$591,037	$(29,236)	$(118,336)	$807,100
Net income	—	—	—	100,209	—	—	100,209
Other comprehensive loss, net	—	—	—	—	(3,821)	—	(3,821)
Purchases of treasury stock	—	—	—	—	—	(11,317)	(11,317)
3.00% Convertible Notes reclassification to temporary equity	—	—	(32,505)	—	—	—	(32,505)
Net issuance of treasury shares to employee stock compensation plans	(131)	(2)	(12,949)	—	—	12,036	(915)
Stock-based compensation	—	—	11,880	—	—	—	11,880
Tax effect from stock-based compensation plans	—	—	3,035	—	—	—	3,035
Cash dividends, net of estimated forfeitures relative to participating securities	—	—	—	(13,382)	—	—	(13,382)
BALANCE, December 31, 2012	25,836	258	332,836	677,864	(33,057)	(117,617)	860,284
Net income	—	—	—	113,992	—	—	113,992
Other comprehensive loss, net	—	—	—	—	(18,620)	—	(18,620)
Purchases of treasury stock			—	—	—	(3,554)	(3,554)
Treasury stock used in acquisition	—	—	27,689	—	—	52,709	80,398
Temporary equity adjustment related to 3.00% convertible notes	—	—	3,411	—	—	—	3,411
Net issuance of treasury shares to employee stock compensation plans	(90)	(1)	(12,137)	—	—	10,315	(1,823)
Stock-based compensation	—	—	13,849	—	—	—	13,849
Tax effect from stock-based compensation plans	—	—	2,993	—	—	—	2,993
Cash dividends, net of estimated forfeitures relative to participating securities	—	—	—	(15,755)	—	—	(15,755)
BALANCE, December 31, 2013	25,746	257	368,641	776,101	(51,677)	(58,147)	1,035,175
Net income	—	—	—	93,004	—	—	93,004
Other comprehensive loss, net	—	—	—	—	(30,307)	—	(30,307)
Purchases of treasury stock	—	—	—	—	—	(36,802)	(36,802)
Net temporary equity adjustment related to 3.00% and 2.25% Convertible Notes	—	—	(14,163)	—	—	—	(14,163)
Repurchase of equity component of 3.00% Convertible Notes	—	—	(118,044)	—	—	—	(118,044)
Call/Warrant equity settlement on 3.00% Convertible Notes repurchase	—	—	32,641	—	—	—	32,641
Conversion of equity component of 2.25% Convertible Notes	—	—	(20,789)	—	—	36,860	16,071
Call/Warrant equity settlement on 2.25% Convertible Notes conversion	—	—	33,772	—	—	(33,772)	—
Net issuance of treasury shares to employee stock compensation plans	(22)	—	(13,008)	—	—	12,687	(321)
Stock-based compensation	—	—	15,963	—	—	—	15,963
Tax effect from stock-based compensation plans	—	—	1,841	—	—	—	1,841
Cash dividends, net of estimated forfeitures relative to participating securities	—	—	—	(17,048)	—	—	(17,048)
BALANCE, December 31, 2014	25,724	$257	$286,854	$852,057	$(81,984)	$(79,174)	$978,010
The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$93,004	$113,992	$100,209
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	42,344	35,826	31,534
Deferred income taxes	12,319	22,412	13,282
Asset impairments	41,520	6,542	7,276
Stock-based compensation	16,012	13,899	11,931
Amortization of debt discount and issue costs	10,559	13,888	12,990
Loss on 3.00% Convertibles Notes repurchase	29,478	—	—
Loss on 2.25% Convertible Notes conversion and redemption	16,925	—	—
Gain on disposition of assets	(15,994)	(11,043)	(4,941)
Tax effect from excess stock-based compensation	(1,841)	(2,993)	(2,875)
Other	4,686	3,665	3,965
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts payable and accrued expenses	37,344	41,144	29,874
Accounts and notes receivable	(20,179)	(9,489)	(6,777)
Inventories	27,339	(241,871)	(278,232)
Contracts-in-transit and vehicle receivables	(10,530)	(18,974)	(29,091)
Prepaid expenses and other assets	(5,385)	1,941	2,448
Floorplan notes payable — manufacturer affiliates	(78,822)	83,203	33,248
Deferred revenues	(491)	230	(163)
Net cash provided by (used in) operating activities	198,288	52,372	(75,322)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisitions, net of cash received	(336,551)	(269,860)	(177,956)
Proceeds from disposition of franchises, property and equipment	144,597	102,186	39,197
Purchases of property and equipment, including real estate	(150,392)	(102,858)	(88,491)
Other	(4,705)	1,878	2,792
Net cash used in investing activities	(347,051)	(268,654)	(224,458)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on credit facility — floorplan line and other	7,832,014	6,379,328	5,700,108
Repayments on credit facility — floorplan line and other	(7,802,719)	(6,153,677)	(5,453,148)
Borrowings on credit facility — acquisition line	389,368	60,000	—
Repayments on credit facility — acquisition line	(379,681)	—	—
Borrowings on real estate credit facility	200	19,640	18,080
Principal payments on real estate credit facility	(9,917)	(8,597)	(2,406)
Net borrowings on 5.00% Senior Unsecured Notes	539,600	—	—
Debt issue costs	(1,881)	—	—
Repurchase of 3.00% Convertible Notes	(260,074)	—	—
Proceeds from Call/Warrant Unwind related to 3.00% Convertible Notes	32,697	—	—
Conversion and redemption of 2.25% Convertible Notes	(182,756)	—	—
Borrowings on other debt	91,137	10,289	275
Principal payments of other debt	(85,905)	(71,170)	(4,784)
Borrowings on debt related to real estate	111,979	55,345	70,685
Principal payments on debt related to real estate loans	(50,033)	(36,978)	(15,197)
Employee stock purchase plan purchases, net of employee tax withholdings	(321)	(1,822)	(915)
Repurchases of common stock, amounts based on settlement date	(36,802)	(3,553)	(11,317)
Tax effect from stock-based compensation	1,841	2,993	2,875
Dividends paid	(17,097)	(15,805)	(13,433)
Net cash provided by financing activities	171,650	235,993	290,823
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,127)	(4,146)	(1,288)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,760	15,565	(10,245)
CASH AND CASH EQUIVALENTS, beginning of period	20,215	4,650	14,895
CASH AND CASH EQUIVALENTS, end of period	$40,975	$20,215	$4,650
SUPPLEMENTAL CASH FLOW INFORMATION:
Purchases of property and equipment, including real estate, accrued in accounts payable and accrued expenses	$21,166	$11,155	$6,045
The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ANNUAL FINANCIAL INFORMATION
Business and Organization
Group 1 Automotive, Inc., a Delaware corporation, is a leading operator in the automotive retailing industry with business activities in 14 states in the United States of America (“U.S.”), 16 towns in the United Kingdom (“U.K.”), and three states in Brazil. Group 1 Automotive, Inc. and its subsidiaries are collectively referred to as the “Company” in these Notes to Consolidated Financial Statements. The Company, through its regions, sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
As of December 31, 2014, the Company’s U.S. retail network consisted of the following two regions (with the number of dealerships they comprised): (a) the East (41 dealerships in Alabama, Florida, Georgia, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, and South Carolina), and (b) the West (75 dealerships in California, Kansas, Louisiana, Oklahoma, and Texas). The U.S. regional vice presidents report directly to the Company’s Chief Executive Officer and are responsible for the overall performance of their regions, as well as for overseeing the market directors and dealership general managers that report to them. In addition, as of December 31, 2014, the Company had two international regions: (a) the U.K. region, which consisted of 17 dealerships in the U.K. and (b) the Brazil region, which consisted of 17 dealerships in Brazil. The operations of the Company’s international regions are structured similarly to the U.S. regions, each with a regional vice president reporting directly to the Company’s Chief Executive Officer.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES
Use of Estimates
The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Management analyzes the Company’s estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances; however, actual results could differ from such estimates. The significant estimates made by management in the accompanying Consolidated Financial Statements relate to inventory market adjustments, reserves for future chargebacks on finance and vehicle service contract fees, self-insured property/casualty insurance exposure, the fair value of assets acquired and liabilities assumed in business combinations, the valuation of goodwill and intangible franchise rights, and reserves for potential litigation.
Basis of Presentation
All business acquisitions completed during the periods presented have been accounted for using the purchase method of accounting, and their results of operations are included from the effective dates of the closings of the acquisitions. The preliminary allocations of purchase price to the assets acquired and liabilities assumed are assigned and recorded based on estimates of fair value. All intercompany balances and transactions have been eliminated in consolidation.
Revenue Recognition
Revenues from vehicle sales, parts sales and vehicle service are recognized upon completion of the sale or service and delivery to the customer. Conditions to completing a sale include having an agreement with the customer, including pricing, and the sales price must be reasonably expected to be collected. The Company includes revenues from its collision center operations in parts and services sales.
The Company records the profit it receives for arranging vehicle fleet transactions, net, in other finance and insurance revenues. Since all sales of new vehicles must occur through franchised new vehicle dealerships, the dealerships effectively act as agents for the automobile manufacturers in completing sales of vehicles to fleet customers. As these customers typically order the vehicles, the Company has no significant general inventory risk. Additionally, fleet customers generally receive special purchase incentives from the automobile manufacturers and the Company receives only a nominal fee for facilitating the transactions. Taxes collected from customers and remitted to governmental agencies are not included in total revenues.
The Company arranges financing for customers through various institutions and receives financing fees based on the difference between the loan rates charged to customers and wholesale financing rates set by the financing institution. In addition, the Company receives fees from the sale of insurance and vehicle service contracts to customers. Further, through agreements with certain vehicle service contract administrators, the Company earns volume incentive rebates and interest

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income on reserves, as well as participates in the underwriting profits of the products. The Company may be charged back for unearned financing, insurance contract or vehicle service contract fees in the event of early termination of the contracts by customers. Revenues from these fees are recorded at the time of the sale of the vehicles, and a reserve for future amounts estimated to be charged back is recorded based on the Company’s historical chargeback results and the termination provisions of the applicable contracts. While chargeback results vary depending on the type of contract sold, a 10% increase in the historical chargeback results used in determining estimates of future amounts which might be charged back would have increased the reserve at December 31, 2014 by $2.9 million.
Cash and Cash Equivalents
Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less at the date of purchase. As of December 31, 2014 and 2013, cash and cash equivalents excluded $62.1 million and $56.2 million, respectively, of immediately available funds used to pay down the Floorplan Line of the Revolving Credit Facility and the FMCC Facility (as defined in Note 11, “Credit Facilities”), which are the Company’s primary vehicles for the short-term investment of excess cash. These amounts are reflected in the Company’s Consolidated Balance Sheets as the offset accounts related to Floorplan Notes Payable - Credit Facility and Floorplan Notes Payable - Manufacturer Affiliates.
Contracts-in-Transit and Vehicle Receivables
Contracts-in-transit and vehicle receivables consist primarily of amounts due from financing institutions on retail finance contracts from vehicle sales and dealer incentives due from manufacturers. Also included are amounts receivable from vehicle wholesale sales.
Inventories
New, used and demonstrator vehicle inventories are carried at the lower of specific cost or market and are removed from inventory using the specific identification method in the Consolidated Balance Sheets. Parts and accessories inventories are valued at lower of cost (determined on a first-in, first-out basis) or market in the Consolidated Balance Sheets. Vehicle inventory cost consists of the amount paid to acquire the inventory, plus the cost of reconditioning, cost of equipment added and transportation cost. Additionally, the Company receives interest assistance from some of the automobile manufacturers. This assistance is accounted for as a vehicle purchase price discount and is reflected as a reduction to the inventory cost on the Company’s Consolidated Balance Sheets and as a reduction to cost of sales in its Statements of Operations as the vehicles are sold. At December 31, 2014 and 2013, inventory cost had been reduced by $8.8 million and $9.0 million, respectively, for interest assistance received from manufacturers. New vehicle cost of sales was reduced by $45.1 million, $38.5 million and $33.9 million for interest assistance received related to vehicles sold for the years ended December 31, 2014, 2013 and 2012, respectively. The assistance over the past three years has ranged from approximately 87.3% of the Company’s quarterly floorplan interest expense in the first quarter of 2013 to 117.7% for the fourth quarter of 2014.
As the market value of inventory typically declines over time, the Company establishes new and used vehicle reserves based on its historical loss experience and management’s considerations of current market trends. These reserves are charged to cost of sales and reduce the carrying value of inventory on hand. Used vehicles are complex to value as there is no standardized source for determining exact values and each vehicle and each market in which the Company operates is unique. As a result, the value of each used vehicle taken at trade-in, or purchased at auction, is determined based on industry data, primarily accessed via the Company’s used vehicle management software and the industry expertise of the responsible used vehicle manager. Valuation risk is partially mitigated by the speed at which the Company turns this inventory. At December 31, 2014, the Company’s used vehicle days’ supply was 33 days.
The Company incurs shipping costs in connection with selling parts to customers. The cost of shipping these parts is included in cost of sales on the Consolidated Statements of Operations.
Property and Equipment
Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the estimated term of the lease or the estimated useful life of the asset. The amortization of assets recorded under capital leases is included with depreciation and amortization expense in the Consolidated Statement of Operations.
Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of the assets, are expensed as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in current operations. The Company reviews long-lived assets for impairment at the lowest level of identifiable cash flows whenever there is evidence that the carrying value of these assets may not be recoverable (i.e., triggering events). This review consists of comparing the

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

carrying amount of the asset with its expected future undiscounted cash flows without interest costs. If the asset’s carrying amount is greater than such cash flow estimate, then it is required to be written down to its fair value. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable and supportable assumptions. See Note 15, “Asset Impairments,” for additional details regarding the Company’s impairment of long-lived assets.
Goodwill
The Company is organized into four geographic regions, East and West regions in the U.S., the U.K. region and the Brazil region. The Company has determined that each region represents a reporting unit for the purpose of assessing goodwill for impairment. Goodwill represents the excess, at the date of acquisition, of the purchase price of the business acquired over the fair value of the net tangible and intangible assets acquired. Annually in the fourth quarter, based on the carrying values of the Company’s regions as of October 31st, the Company performs a fair value and potential impairment assessment of its goodwill. An impairment analysis is done more frequently if certain events or circumstances arise that would indicate a change in the fair value of the non-financial asset has occurred (i.e., an impairment indicator).
In evaluating its goodwill, the Company compares the carrying value of the net assets of each reporting unit to its respective fair value, which is calculated by using unobservable inputs based upon the Company’s internally developed assumptions. This represents the first step of the impairment test. If the fair value of a reporting unit is less than the carrying value of its net assets, the Company must proceed to step two of the impairment test. Step two involves allocating the calculated fair value to all of the tangible and identifiable intangible assets of the reporting unit as if the calculated fair value were the purchase price in a business combination. The Company then compares the value of the implied goodwill resulting from this second step to the carrying value of the goodwill in the reporting unit. To the extent the carrying value of the goodwill exceeds its implied fair value under step two of the impairment test, a non-cash impairment charge equal to the difference is recorded.
The Company uses a combination of the discounted cash flow, or income approach (80% weighted), and the market approach (20% weighted) to determine the fair value of the Company’s reporting units. Included in the discounted cash flow are assumptions regarding revenue growth rates, future gross margins, future selling, general and administrative expenses (“SG&A”) and an estimated weighted average cost of capital (“WACC”). The Company also must estimate residual values at the end of the forecast period and future capital expenditure requirements. Specifically, with regard to the valuation assumptions utilized in the U.S. (which represents the Company’s largest two reporting units) income approach as of October 31, 2014, the Company based our analysis on an estimate of industry sales of 16.6 million units in 2015 and a growth rate of approximately 1.0% a year thereafter back to a U.S. industry sales rate of 17.0 million units by 2017. For the market approach, the Company utilizes recent market multiples of guideline companies for both revenue and pretax net income weighted as appropriate by reporting unit. Each of these assumptions requires the Company to use its knowledge of (1) the industry, (2) recent transactions and (3) reasonable performance expectations for its operations. If any one of the above assumptions change or fails to materialize, the resulting decline in the estimated fair value could result in a material, non-cash impairment charge to the goodwill associated with the reporting unit(s).
At October 31, 2014, 2013 and 2012, the fair value of each of the Company’s reporting units exceeded the carrying value of its net assets (i.e., step one of the impairment test). As a result, the Company was not required to conduct the second step of the impairment test. However, if in future periods the Company determines that the carrying value of the net assets of one or more of its reporting units exceeds the respective fair value as a result of step one, the application of step two of the impairment test could result in a material non-cash impairment charge to the goodwill associated with the reporting unit(s). See Note 16, “Intangible Franchise Rights and Goodwill,” for additional details regarding the Company’s goodwill.
Intangible Franchise Rights
The Company’s only significant identifiable intangible assets, other than goodwill, are rights under franchise agreements with manufacturers, which are recorded at an individual dealership level. The Company expects these franchise agreements to continue for an indefinite period and, for agreements that do not have indefinite terms, the Company believes that renewal of these agreements can be obtained without substantial cost, based on the history with the manufacturer. As such, the Company believes that its franchise agreements will contribute to cash flows for an indefinite period and, therefore, the carrying amounts of the franchise rights are not amortized. Franchise rights acquired in business acquisitions prior to July 1, 2001, were recorded and amortized as part of goodwill and remain as part of goodwill at December 31, 2014 and 2013 in the accompanying Consolidated Balance Sheets. Since July 1, 2001, intangible franchise rights acquired in business combinations have been recorded as distinctly separate intangible assets. In accordance with guidance primarily codified within Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other, the Company evaluates these franchise rights for impairment annually in the fourth quarter, based on the carrying values of the Company’s individual dealerships as of October 31st, or more frequently if events or circumstances indicate possible impairment has occurred.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In performing its impairment assessments, the Company tests the carrying value of each individual franchise right that was recorded by using a direct value method discounted cash flow model, or income approach, specifically the excess earnings method. Included in this analysis are assumptions, at a dealership level, regarding the cash flows directly attributable to the franchise rights, revenue growth rates, future gross margins and future SG&A expenses. Using an estimated WACC, estimated residual values at the end of the forecast period and estimated future capital expenditure requirements, the Company calculates the fair value of each dealership’s franchise rights.
As of October 31, 2014, 2013 and 2012, the Company determined that the carrying value of certain of the intangible franchise rights was greater than their fair value and as such, a $25.6 million, $5.4 million and $7.0 million pre-tax non-cash impairment was recognized, respectively. See Note 16, “Intangible Franchise Rights and Goodwill,” for additional details regarding the Company’s intangible franchise rights.
Income Taxes
Currently, the Company operates in 14 different states in the U.S., in the U.K. and in Brazil, each of which has unique tax rates and payment calculations. As the amount of income generated in each jurisdiction varies from period to period, the Company’s estimated effective tax rate can vary based on the proportion of taxable income generated in each jurisdiction.
The Company follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes. Under this method, deferred income taxes are recorded based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are realized or liabilities are settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company has recognized deferred tax assets, net of valuation allowances, that it believes will be realized, based primarily on the assumption of future taxable income. As it relates to net operating losses, a corresponding valuation allowance has been established to the extent that the Company has determined that net income attributable to certain jurisdictions will not be sufficient to realize the benefit.
Fair Value of Financial Assets and Liabilities
The Company’s financial instruments consist primarily of cash and cash equivalents, contracts-in-transit and vehicle receivables, accounts and notes receivable, accounts payable, credit facilities, long-term debt and interest rate swaps. The fair values of cash and cash equivalents, contracts-in-transit and vehicle receivables, accounts and notes receivable, accounts payable, and credit facilities approximate their carrying values due to the short-term nature of these instruments or the existence of variable interest rates. As of December 31, 2014, the Company’s 5.00% Senior Notes had a carrying value of $540.1 million, and a fair value of $534.9 million. Of the $358.3 million and $280.2 million of other real estate related and long-term debt as of December 31, 2014 and December 31, 2013, respectively, $158.1 million and $164.1 million represented fixed interest rate borrowings. The fair value of such fixed interest rate borrowings was $186.4 million and $190.0 million as of December 31, 2014 and December 31, 2013, respectively.
For discussion on the fair value of the Company’s interest rate swaps, refer to “Derivative Financial Instruments” below.
Fair Value of Assets Acquired and Liabilities Assumed
The fair values of assets acquired and liabilities assumed in business combinations are estimated using various assumptions. The most significant assumptions, and those requiring the most judgment, involve the estimated fair values of property and equipment and intangible franchise rights, with the remaining amounts attributable to goodwill, if any. The Company utilizes third-party experts to determine the fair values of property and equipment purchased, including real estate and its fair value model as discussed under “Intangible Franchise Rights” above to determine the fair value of intangible franchise rights acquired.
Derivative Financial Instruments
One of the Company’s primary market risk exposures is increasing interest rates. Interest rate derivatives, designated as cash flow hedges, are used to adjust interest rate exposures when appropriate based on market conditions.
The Company follows the requirements of guidance primarily codified within ASC 815, Derivatives and Hedging (“ASC 815”) pertaining to the accounting for derivatives and hedging activities. ASC 815 requires the Company to recognize all cash flow hedges on its balance sheet at fair value. The related gains or losses on these interest rate derivatives are deferred in stockholders’ equity as a component of accumulated other comprehensive loss. These deferred gains and losses are recognized in interest expense in the period in which the related items being hedged are recognized in interest expense. However, to the extent that the change in value of a derivative contract does not perfectly offset the change in the value of the items being

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hedged, that ineffective portion is immediately recognized in other income or expense. Monthly contractual settlements of these swap positions are recognized as floorplan or other interest expense in the Company’s accompanying Consolidated Statements of Operations. All of the Company’s interest rate hedges were designated as cash flow hedges and were deemed to be effective at December 31, 2014, 2013 and 2012.
The Company measures its interest rate derivative instruments utilizing an income approach valuation technique, converting future amounts of cash flows to a single present value in order to obtain a transfer exit price within the bid and ask spread that is most representative of the fair value of its derivative instruments. In measuring fair value, the Company utilizes the option-pricing Black-Scholes present value technique for all of its derivative instruments. This option-pricing technique utilizes a one-month London Interbank Offered Rate (“LIBOR”) forward yield curve, obtained from an independent external service provider, matched to the identical maturity term of the instrument being measured. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. The fair value estimate of the interest rate derivative instruments also considers the credit risk of the Company for instruments in a liability position or the counterparty for instruments in an asset position. The credit risk is calculated by using the spread between the one-month LIBOR yield curve and the relevant average 10 and 20-year retail rate according to Standard and Poor’s.
The Company has determined the valuation measurement inputs of these derivative instruments to maximize the use of observable inputs that market participants would use in pricing similar or identical instruments and market data obtained from independent sources, which is readily observable or can be corroborated by observable market data for substantially the full term of the derivative instrument. Accordingly, the Company has classified the derivatives within Level 2 of the ASC 820 hierarchy framework in Note 13, “Fair Value Measurements.” The Company validates the outputs of its valuation technique by comparison to valuations from the respective counterparties. See Note 4, “Derivative Instruments and Risk Management Activities,” and Note 13, “Fair Value Measurements,” for further details regarding the Company’s derivative financial instruments and fair value measurements.
Foreign Currency Translation
The functional currency for the Company’s U.K. subsidiaries is the British pound sterling (£) and of our Brazil subsidiaries is the Brazilian real. The financial statements of all the Company’s foreign subsidiaries have been translated into U.S. dollars. All assets and liabilities of foreign operations are translated into U.S. dollars using period-end exchange rates and all revenues and expenses are translated at average rates during the respective period. The difference in the U.S. dollar results that arise from the translation of all assets and liabilities are included in the cumulative currency translation adjustments in accumulated other comprehensive income/loss in stockholders’ equity and other income/expense, when applicable. Upon disposition of the Company’s investment in a foreign subsidiary, the Company removes the accumulated translation adjustment attributable to that subsidiary from equity and recognizes as a part of the gain or loss on the disposition transaction.
Factory Incentives
In addition to the interest assistance discussed above, the Company receives various dealer incentive payments from certain of the automobile manufacturers. These incentive payments are typically received on parts purchases from the automobile manufacturers and on new vehicle retail sales. These incentives are reflected as reductions of cost of sales in the statement of operations.
Earnings Per Share
The Company utilizes the two-class method for the computation of earnings per share (“EPS”). The two-class method requires a portion of net income to be allocated to participating securities, which are unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents. The Company’s restricted stock awards qualify as participating securities as each contain non-forfeitable rights to dividends. Income allocated to these participating securities is excluded from net earnings available to common shares. Basic EPS is computed by dividing net income available to basic common shares by the weighted average number of basic common shares outstanding during the period. Diluted EPS is computed by dividing net income available to diluted common shares by the weighted average number of dilutive common shares outstanding during the period.
Advertising
The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2014, 2013, and 2012, totaled $73.8 million, $59.0 million and $54.1 million, respectively. Additionally, the Company receives advertising assistance from some of the automobile manufacturers. The Company must spend such advertising assistance on qualified advertising and is subject to audit and chargeback by the manufacturer. The assistance is accounted for as an advertising expense reimbursement and is generally reflected as a reduction of advertising expense, which is included in SG&A

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenses in the accompanying Consolidated Statements of Operations, as the vehicles are sold, and in accrued expenses on the balance sheet for amounts related to vehicles still in inventory on that date.
Advertising expense has been reduced by $16.6 million, $24.1 million and $23.7 million for advertising assistance earned related to vehicles sold for the years ended December 31, 2014, 2013, and 2012, respectively.
Business and Credit Risk Concentrations
The Company owns and operates franchised automotive dealerships in the U.S., the U.K. and Brazil. Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. Franchise agreements generally provide the manufacturers or distributors with considerable influence over the operations of the dealership. The success of any franchised automotive dealership is dependent, to a large extent, on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers or distributors of which the Company holds franchises. The Company purchases substantially all of its new vehicles from various manufacturers or distributors at the prevailing prices to all franchised dealers. The Company’s sales volume could be adversely impacted by the manufacturers’ or distributors’ inability to supply the dealerships with an adequate supply of vehicles. For the year ended December 31, 2014, Toyota (including Lexus, Scion and Toyota brands), BMW (including MINI and BMW brands), Honda (including Acura and Honda brands), Ford (including Ford and Lincoln brands), Nissan (including Infiniti and Nissan brands), General Motors (including Chevrolet, GMC, Buick, and Cadillac brands), Volkswagen (including Audi, Porsche, and Volkswagen brands), Hyundai (including Hyundai and Kia brands), Daimler (including Mercedes-Benz, smart and Sprinter brands), and Chrysler (including Chrysler, Dodge, RAM and Jeep brands) accounted for 26.7%, 11.5%, 11.3%, 10.9%, 9.4%, 6.4%, 6.1%, 5.5%, 4.5%, and 4.4% of the Company’s new vehicle sales volume, respectively. No other manufacturer accounted for more than 3.0% of the Company’s total new vehicle sales volume in 2014. Through the use of an open account, the Company purchases and returns parts and accessories from/to the manufacturers and receives reimbursement for rebates, incentives and other earned credits. As of December 31, 2014, the Company was due $86.1 million from various manufacturers (see Note 8, “Accounts and Notes Receivable”). Receivable balances from Toyota, General Motors, Daimler, BMW, Ford, Nissan, Volkswagen, Hyundai, Honda, and Chrysler represented 17.7%, 16.0%, 15.3%, 14.3%, 8.8%, 6.7%, 6.5%, 4.5%, 3.8%, and 3.2%, respectively, of this total balance due from manufacturers.
Statements of Cash Flows
With respect to all new vehicle floorplan borrowings, the manufacturers of the vehicles draft the Company’s credit facilities directly with no cash flow to or from the Company. With respect to borrowings for used vehicle financing in the U.S., the Company finances up to 80% of the value of the used vehicle inventory and the funds flow directly to the Company from the lender. In the U.K., the Company chooses which used vehicles to finance and the borrowings flow directly to the Company from the lender. In Brazil, dependent upon the brand, the Company either finances up to 80% of the value of the used vehicle inventory or it chooses which used vehicles to finance and the funds flow directly to the Company from the lender. All borrowings from, and repayments to, lenders affiliated with the vehicle manufacturers (excluding the cash flows from or to manufacturer affiliated lenders participating in the Company’s syndicated lending group) are presented within Cash Flows from Operating Activities on the Consolidated Statements of Cash Flows. In addition, all borrowings from, and repayments to, the syndicated lending group under the Revolving Credit Facility (as defined in Note 11, “Credit Facilities”) (including the cash flows from or to manufacturer affiliated lenders participating in the facility) and borrowing from, and repayments to, the Company’s other credit facilities are presented within Cash Flows from Financing Activities.
Cash paid for interest, including the monthly settlement of the Company’s interest rate derivatives, was $80.2 million, $66.2 million and $55.8 million in 2014, 2013 and 2012, respectively. Cash paid for taxes, net of refunds, was $62.3 million, $49.0 million and $38.6 million in 2014, 2013 and 2012, respectively.
Stock-Based Compensation
Stock-based compensation represents the expense related to stock-based awards granted to employees and non-employee directors. The Company measures stock-based compensation expense at grant date based on the estimated fair value of the award and recognizes the cost on a straight-line basis, net of estimated forfeitures, over the employee requisite service period. The Company estimates the fair value of its employee stock purchase rights issued pursuant to the Employee Stock Purchase Plan using a Black-Scholes valuation model. The expense for stock-based awards is recognized as an SG&A expense in the accompanying Consolidated Statement of Operations.
Business Segment Information
The Company, through its regions, conducts business in the automotive retailing industry, including selling new and used cars and light trucks, arranging related vehicle financing, selling service and insurance contracts, providing automotive maintenance and repair services and selling vehicle parts. The Company has three reportable segments: the U.S., which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

includes the activities of the Company’s corporate office, the U.K., and Brazil. See Note 21, “Segment Information,” for additional details regarding the Company’s reportable segments.
Self-Insured Medical, Property and Casualty Reserves
The Company purchases insurance policies for worker’s compensation, liability, auto physical damage, property, pollution, employee medical benefits and other risks consisting of large deductibles and/or self-insured retentions.
At least annually, the Company engages a third-party actuary to conduct a study of the exposures under the self-insured portion of its worker’s compensation and general liability insurance programs for all open policy years. In the interim, the Company reviews the estimates within the study and monitors actual experience for unusual variances. The appropriate adjustments are made to the accrual, based upon these procedures. Actuarial estimates for the portion of claims not covered by insurance are based on historical claims experience adjusted for loss trending and loss development factors. Changes in the frequency or severity of claims from historical levels could influence the Company’s reserve for claims and its financial position, results of operations and cash flows. A 10% increase in the actuarially determined estimate of aggregate future losses would have increased the reserve for these losses at December 31, 2014, by $2.1 million.
The Company’s auto physical damage insurance coverage is limited and contains two layers of coverage. The first layer is composed of a $10.0 million per occurrence company deductible with an annual maximum aggregate deductible of $30.0 million with no maximum payout. The secondary policy provides for an additional $10.0 million, maximum, in annual loss coverage after the Company has either incurred $20.0 million in company-paid deductibles related to hail loss, or incurred $5.0 million in company-paid deductibles related to any weather event other than hail.
For policy years ended prior to October 31, 2005, the Company’s workers’ compensation and general liability insurance coverage included aggregate retention (stop loss) limits in addition to a per claim deductible limit (“Stop Loss Plans”). Due to historical experience in both claims frequency and severity, the likelihood of breaching the aggregate retention limits described above was deemed remote, and as such, the Company elected not to purchase this stop loss coverage for the policy year beginning November 1, 2005 and for each subsequent year (“No Stop Loss Plans”). The Company’s exposure per claim under the No Stop Loss Plans is limited to $1.0 million per occurrence, with unlimited exposure on the number of claims up to $1.0 million that may be incurred. As of December 31, 2014, we have accrued $0.5 million and $20.3 million for our Stop Loss and No Stop Loss plans, respectively. The Company’s maximum potential exposure under its worker’s compensation and general liability Stop Loss Plans totaled $34.9 million at December 31, 2014, before consideration of amounts previously paid or accruals recorded related to the Company’s loss projections. After consideration of the amounts paid or accrued, the remaining potential loss exposure under the Stop Loss Plans totaled $13.8 million at December 31, 2014.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Variable Interest Entity
In 2013, the Company entered into arrangements to provide a related-party entity that owns and operates retail automotive dealerships a fixed-interest-rate working capital loan and various administrative services for a variable fee, both of which constitute variable interests in the entity. The Company’s exposure to loss as a result of its involvement in the entity includes the balance outstanding under the loan arrangement. The Company holds no equity ownership interest in the entity. The Company has determined that the entity meets the criteria of a variable interest entity (“VIE”). The terms of the loan and services agreements provide the Company with the right to control the activities of the VIE that most significantly impact the VIE’s economic performance, the obligation to absorb potentially significant losses of the VIE and the right to receive potentially significant benefits from the VIE. Accordingly, the Company qualified as the VIE’s primary beneficiary and consolidated the assets and liabilities of the VIE as of December 31, 2014 and 2013, as well as the results of operations of the VIE beginning on the effective date of the variable interests arrangements to December 31, 2013 and for the year ended December 31, 2014. The floorplan notes payable liability of the VIE is securitized by the new and used vehicle inventory of the VIE. The carrying amounts and classification of assets (which can only be used to settle the liabilities of the VIE) and liabilities (for which creditors do not have recourse to the general credit of the Company) included in the Company’s consolidated statements of financial position for the consolidated VIE is as follows (in thousands):

	December 31, 2014	December 31, 2013 (1)
Current assets	$19,049	$24,170
Non-current assets	31,783	71,033
Total assets	$50,832	$95,203
Current liabilities	$16,374	$21,653
Non-current liabilities	15,955	25,374
Total liabilities	$32,329	$47,027
(1) The purchase price allocation for the VIE was finalized in the first quarter of 2014.
Recent Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, that raises the threshold for disposals to qualify as discontinued operations to include only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The amendments in this accounting standard update should be applied prospectively and are effective for annual periods, and interim periods within those years, beginning on or after December 15, 2014. Early adoption is permitted for disposals that have not been reported in financial statements previously issued. The Company does not expect a material impact of the ASU on its consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), that amends the accounting guidance on revenue recognition. The amendments in this ASU are intended to provide a framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. The amendments in this accounting standard update are effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact the provisions of the ASU will have on its consolidated financial statements, but currently does not expect a material impact.
3. ACQUISITIONS AND DISPOSITIONS
During 2014, the Company acquired seven dealerships and was granted two franchises in the U.S. and also acquired one dealership and opened one dealership for an awarded franchise in Brazil. In addition, the Company acquired three dealerships in the U.K. (collectively, the “2014 Acquisitions”). Aggregate consideration paid for these acquisitions totaled $336.6 million, including associated real estate and new vehicle inventory. The U.K. vehicle inventory acquisition was subsequently financed through borrowings under the Company’s credit facility with Volkswagen Finance, the U.S. vehicle inventory acquisition was subsequently financed through borrowings under the Company’s FMCC Facility and the Floorplan Line, (each as defined in Note 11, “Credit Facilities”) and the Brazil acquisitions were financed through individual manufacturer captive finance companies. The purchase prices for the 2014 Acquisitions have been allocated as set forth below based upon the consideration paid and the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The allocation of the purchase prices is preliminary and based on estimates and assumptions that are subject to change within the purchase price allocation period (generally one year from the respective acquisition date). Goodwill associated with the acquisitions was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assigned to the U.S., U.K. and Brazil reportable segments in the amounts of $103.9 million, $16.8 million and zero, respectively.

As of Acquisition Date
(In thousands)
Current assets	$6,601
Inventory	131,878
Property and equipment	80,520
Goodwill & intangible franchise rights	183,449
Deferred tax asset	7,265
Total assets	$409,713
Current liabilities	$37,545
Long-term debt	13,250
Total liabilities	$50,795
The intangible franchise rights are expected to continue for an indefinite period, therefore these rights are not amortized. These intangible assets will be evaluated on an annual basis in accordance with Accounting Standards Codification (“ASC”) 350. Goodwill represents the excess of consideration paid compared to the fair value of net assets received in the acquisitions. The goodwill associated with the 2014 Acquisitions relative to the U.S. reportable segment is deductible for tax purposes; however, the goodwill associated with the 2014 Acquisitions relative to the U.K. reportable segment is not currently deductible for tax purposes.
The following supplemental pro forma information provides revenue and net income had the acquisition date for each of the Company’s 2014 acquisitions been January 1, 2013. The supplemental pro forma revenue and net income are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 2013. The supplemental pro forma information does not take into account the dispositions described below.

	Year ended December 31,

Supplemental Pro Forma:	2014	2013
	(in thousands)
Revenue	$10,416,588	$9,770,291
Net income	$94,914	$126,237
During the year ended December 31, 2014, the Company disposed of seven dealerships and one franchise in the U.S. and three dealerships in Brazil. As a result of these dispositions including the associated real estate, a pre-tax net gain of $13.3 million was recognized for the year ended December 31, 2014. Aggregate consideration received for these dealerships totaled $144.6 million.
In February 2013, the Company purchased all of the outstanding stock of UAB Motors. At the time of acquisition, UAB Motors consisted of 18 dealerships and 22 franchises in Brazil, as well as five collision centers. In conjunction with the acquisition, the Company incurred $6.5 million of costs, primarily related to professional services associated with the Brazil transaction. The Company included these costs in SG&A in the Consolidated Statement of Operations for the year ended December 31, 2013. As discussed in Note 2, “Summary of Significant Accounting Policies and Estimates,” in connection with this acquisition, the Company entered into arrangements that are variable interests in a VIE. The Company qualifies as the primary beneficiary of the VIE. The consolidation of the VIE into the financial statements of the Company was accounted for as a business combination. In addition, during 2013, the Company acquired certain assets of four dealerships in the U.K. and nine dealerships in the U.S. (collectively, the “2013 Acquisitions”).
Aggregate consideration paid for the 2013 Acquisitions totaled $350.2 million, including $269.9 million of cash and 1.39 million shares of the Company’s common stock. The consideration included amounts paid for vehicle inventory, parts inventory, equipment, and furniture and fixtures, as well as the purchase of some of the associated real estate. The vehicle inventory acquired in the U.K. acquisitions was subsequently financed through borrowings under the Company’s credit facility with Volkswagen Finance, the vehicle inventory acquired in the U.S. acquisitions was subsequently financed through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

borrowings under the Company’s FMCC Facility and the Floorplan Line, (each as defined in Note 11, “Credit Facilities”) and the Brazil acquisitions were financed through individual manufacturer captive finance companies. The Company also assumed debt in conjunction with certain of the acquisitions, of which $65.1 million was contemporaneously extinguished. In conjunction with the extinguishment, the Company recognized a loss of $0.8 million that is included in other expense, net on the Consolidated Statement of Operations for the year ended December 31, 2013. The purchase prices for the 2013 Acquisitions have been allocated as set forth below based upon the consideration paid and the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. Goodwill associated with the acquisitions was assigned to the U.S., U.K. and Brazil reportable segments in the amounts of $56.2 million, $1.5 million and $129.4 million, respectively.

As of Acquisition Date
(In thousands)
Current assets	26,884
Inventory	164,655
Property and equipment	72,328
Goodwill & intangible franchise rights	305,876
Other assets	864
Total assets	$570,607
Current liabilities	123,025
Deferred income taxes	28,738
Long-term debt	68,639
Total liabilities	220,402
The intangible franchise rights are expected to continue for an indefinite period, therefore these rights are not amortized. These intangible assets will be evaluated on an annual basis in accordance with ASC 350. Goodwill represents the excess of consideration paid compared to the fair value of net assets received in the acquisitions. The goodwill associated with the 2013 Acquisitions relative to the U.S., U.K. and Brazil reportable segments is deductible for tax purposes.
The Company sold six dealerships and one franchise in the U.S. during the year ended December 31, 2013. Gross consideration received for these dispositions was $97.5 million. As a result of the dispositions, a pre-tax net gain of $10.2 million was recognized for the year ended December 31, 2013.
During 2012, the Company acquired 16 dealerships: six in the U.K. and ten in the U.S. Consideration paid for these dealerships totaled $178.0 million, including amounts paid for vehicle inventory, parts inventory, equipment, and furniture and fixtures, as well as the purchase of some of the associated real estate. The vehicle inventory acquired in the U.K. acquisitions was subsequently financed through borrowings under the Company’s credit facility with Volkswagen Finance, while the vehicle inventory acquired in the U.S. acquisitions was subsequently financed through borrowings under the Company’s FMCC Facility and the Floorplan Line, (each as defined in Note 11, “Credit Facilities”). In addition, during 2012, the Company terminated two franchises and sold three dealerships in the U.S. The company also closed one dealership in the U.K. Gross consideration received for these dispositions was $33.7 million. As a result of the dispositions, a pre-tax net gain of $1.5 million was recognized for the year ended December 31, 2012.
4. DERIVATIVE INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES
The periodic interest rates of the Revolving Credit Facility (as defined in Note 11, “Credit Facilities”), the Real Estate Credit Facility (as defined in Note 12, “Long-term Debt”), and certain variable-rate real estate related borrowings are indexed to the one-month LIBOR plus an associated company credit risk rate. In order to minimize the earnings variability related to fluctuations in these rates, the Company employs an interest rate hedging strategy, whereby it enters into arrangements with various financial institutional counterparties with investment grade credit ratings, swapping its variable interest rate exposure for a fixed interest rate over terms not to exceed the related variable-rate debt.
As of December 31, 2014 and December 31, 2013, the Company held interest rate swaps in effect of $563.0 million and $450.0 million, respectively, in notional value that fixed its underlying one-month LIBOR at a weighted average rate of 2.5%. Of the $563.0 million in notional value of swaps in effect as of December 31, 2014, $113.0 million became effective during the year ended December 31, 2014. These interest rate swaps expire as follows: $225.0 million in 2015, $150.0 million in 2016, $175.0 million in 2017 and $13.0 million in 2021. For the years ended December 31, 2014, 2013 and 2012, respectively, the impact of the Company’s interest rate hedges in effect increased floorplan interest expense by $9.8 million, $9.9 million, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$10.1 million. Total floorplan interest expense was $41.6 million, $41.7 million, and $31.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.
In addition to the $563.0 million of swaps in effect as of December 31, 2014, the Company held 15 additional interest rate swaps with forward start dates between August 2015 and January 2018 and expiration dates between December 2017 and December 2020. As of December 31, 2014, the aggregate notional value of these 15 forward-starting swaps was $775.0 million, and the weighted average interest rate was 2.8%. Of the $775.0 million in notional value of forward-starting swaps, $350.0 million was added in the year ended December 31, 2014. The combination of the interest rate swaps currently in effect and these forward-starting swaps is structured such that the notional value in effect at any given time through August 2021 does not exceed $761.0 million, which is less than the Company’s expectation for variable rate debt outstanding during such period.
As of December 31, 2014 and December 31, 2013, the Company reflected liabilities from interest rate risk management activities of $28.7 million and $26.1 million, respectively, in its Consolidated Balance Sheets. In addition, as of December 31, 2013, the Company reflected $3.9 million of assets from interest rate risk management activities included in Other Assets in its Consolidated Balance Sheet. Included in Accumulated Other Comprehensive Loss at December 31, 2014, 2013 and 2012, were accumulated unrealized losses, net of income taxes, totaling $17.9 million, $13.9 million, and $26.9 million, respectively, related to these interest rate swaps. As of December 31, 2014 and 2013, all of the Company’s derivative contracts that were in effect were determined to be effective. The Company had no gains or losses related to ineffectiveness or amounts excluded from effectiveness testing recognized in the Consolidated Statements of Operations for the years ended December 31, 2014, 2013, or 2012, respectively. The following table presents the impact during the current and comparative prior year periods for the Company’s derivative financial instruments on its Consolidated Statements of Operations and Consolidated Balance Sheets.

	Amount of Unrealized Gain (Loss), Net of Tax, Recognized in OCI
	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Derivatives in Cash Flow Hedging Relationship
Interest rate swap contracts	$(11,153)	$6,112	$(12,724)

	Amount of Loss Reclassified from OCI into Statement of Operations
	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Location of Loss Reclassified from OCI into Statements of Operations
Floorplan interest expense	$(9,837)	$(9,938)	$(10,144)
Other interest expense	(1,513)	(1,213)	(1,165)
The amount expected to be reclassified out of other comprehensive income (loss) into earnings as additional floorplan interest expense or other interest expense in the next twelve months is $12.6 million.
5. STOCK-BASED COMPENSATION PLANS
The Company provides stock-based compensation benefits to employees and non-employee directors pursuant to its 2014 Long Term Incentive Plan (the “Incentive Plan”), as well as to employees pursuant to its 1998 Employee Stock Purchase Plan, as amended (the “Purchase Plan”).
Long Term Incentive Plan
The 2007 Long Term Incentive Plan (the “Prior Plan”) provided for the issuance of up to 7.5 million shares for grants to non-employee directors, officers and other employees of the Company and its subsidiaries. On May 20, 2014, the Company’s shareholders approved the Incentive Plan, which replaced the Prior Plan. The Incentive Plan provides for the grant of options (including options qualified as incentive stock options under the Internal Revenue Code of 1986 and options that are non-qualified), restricted stock, performance awards, bonus stock, and phantom stock to the Company’s employees, consultants, non-employee directors and officers. The Incentive Plan expires on May 21, 2024. The terms of the awards (including vesting schedules) are established by the Compensation Committee of the Company’s Board of Directors. The maximum number of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares that may be issued under the Incentive Plan is limited to (i) 1.2 million shares, plus (ii) the number of shares available for future issuance under the Prior Plan as of May 20, 2014, plus (iii) the number of shares subject to awards that were outstanding as of May 20, 2014 to the extent any such award lapses or terminates without all shares subject to those awards being issued to the holder of such award or without such holder receiving a cash settlement of such award. As of December 31, 2014, there were 1,711,034 shares available for issuance under the Incentive Plan.
Restricted Stock Awards
Under the Incentive Plan, the Company grants to non-employee directors and certain employees restricted stock awards or, at their election, restricted stock units at no cost to the recipient. Restricted stock awards qualify as participating securities as each award contains non-forfeitable rights to dividends. As such, the two-class method is required for the computation of earnings per share. See Note 6, “Earnings Per Share” for further details. Restricted stock awards are considered outstanding at the date of grant, but are subject to vesting periods from upon issuance up to five years. Restricted stock units are considered vested at the time of issuance, however, since they cannot vote, they are not considered outstanding when issued. Restricted stock units settle in shares of common stock upon the termination of the grantees’ employment or directorship. In the event an employee or non-employee director terminates his or her employment or directorship with the Company prior to the lapse of the restrictions, the shares, in most cases, will be forfeited to the Company. Compensation expense for these awards is calculated based on the market price of the Company’s common stock at the date of grant and recognized over the requisite service period. Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted annually based on the extent to which actual or expected forfeitures differ from the previous estimate.
A summary of the restricted stock awards as of December 31, 2014, along with the changes during the year then ended, is as follows:

	Awards	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	933,740	$49.87
Granted	315,090	69.85
Vested	(283,970)	42.44
Forfeited	(53,510)	53.70
Nonvested at December 31, 2014	911,350	$58.86
The total fair value of restricted stock awards which vested during the years ended December 31, 2014, 2013 and 2012, was $12.1 million, $9.8 million and $8.9 million, respectively.
Employee Stock Purchase Plan
The Purchase Plan authorizes the issuance of up to 3.5 million shares of common stock and provides that no options to purchase shares may be granted under the Purchase Plan after March 6, 2016. The Purchase Plan is available to all employees of the Company and its participating subsidiaries and is a qualified plan as defined by Section 423 of the Internal Revenue Code. At the end of each fiscal quarter (the “Option Period”) during the term of the Purchase Plan, employees can acquire shares of common stock from the Company at 85% of the fair market value of the common stock on the first or the last day of the Option Period, whichever is lower. As of December 31, 2014, there were 516,710 shares available for issuance under the Purchase Plan. During the years ended December 31, 2014, 2013 and 2012, the Company issued 103,254, 104,295, and 106,782 shares, respectively, of common stock to employees participating in the Purchase Plan.
The weighted average fair value of employee stock purchase rights issued pursuant to the Purchase Plan was $15.15, $14.37, and $11.90 during the years ended December 31, 2014, 2013 and 2012, respectively. The fair value of stock purchase rights is calculated using the grant date stock price, the value of the embedded call option and the value of the embedded put option.
Stock-Based Compensation
Total stock-based compensation cost was $16.0 million, $13.9 million, and $11.9 million for the years ended December 31, 2014, 2013 and 2012, respectively. Total income tax benefit recognized for stock-based compensation arrangements was $4.4 million, $3.7 million, and $3.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.
As of December 31, 2014, there was $41.4 million of total unrecognized compensation cost related to stock-based compensation arrangements which is expected to be recognized over a weighted-average period of 3.5 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash received from Purchase Plan purchases was $6.0 million for the year ended December 31, 2014. Cash received from option exercises and Purchase Plan purchases was $5.6 million and $5.7 million for the years ended 2013 and 2012, respectively. The tax benefit realized for the tax deductions from options exercised and vesting of restricted shares totaled $1.8 million, $3.0 million and $3.0 million and increased additional paid in capital for the years ended December 31, 2014, 2013 and 2012, respectively.
Tax benefits relating to excess stock-based compensation deductions are presented as a financing cash inflow, so the Company classified $1.8 million, $3.0 million and $2.9 million of excess tax benefits as an increase in financing activities and a corresponding decrease in operating activities in the Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012, respectively.
The Company issues new shares or treasury shares, if available, when restricted stock vests. With respect to shares issued under the Purchase Plan, the Company’s Board of Directors has authorized specific share repurchases to fund the shares issuable under the Purchase Plan.
6. EARNINGS PER SHARE
The two-class method is utilized for the computation of EPS. The two-class method requires a portion of net income to be allocated to participating securities, which are unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, including the Company’s restricted stock awards. Income allocated to these participating securities is excluded from net earnings available to common shares, as shown in the table below. Basic EPS is computed by dividing net income available to basic common shares by the weighted average number of basic common shares outstanding during the period. Diluted EPS is computed by dividing net income available to diluted common shares by the weighted average number of dilutive common shares outstanding during the period.
The following table sets forth the calculation of EPS for the years ended December 31, 2014, 2013, and 2012:

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
Weighted average basic common shares outstanding	23,380	23,096	21,620
Dilutive effect of contingently convertible notes and warrants	1,499	2,213	1,058
Dilutive effect of stock options, net of assumed repurchase of treasury stock	—	—	4
Dilutive effect of employee stock purchases, net of assumed repurchase of treasury stock	6	5	6
Weighted average dilutive common shares outstanding	24,885	25,314	22,688
Basic:
Net income	$93,004	$113,992	$100,209
Less: Earnings allocated to participating securities	3,643	4,963	5,269
Earnings available to basic common shares	$89,361	$109,029	$94,940
Basic earnings per common share	$3.82	$4.72	$4.39
Diluted:
Net income	$93,004	$113,992	$100,209
Less: Earnings allocated to participating securities	3,468	4,599	5,062
Earnings available to diluted common shares	$89,536	$109,393	$95,147
Diluted earnings per common share	$3.60	$4.32	$4.19
As discussed in Note 12, “Long-Term Debt,” the Company was required to include the dilutive effect, if applicable, of the net shares issuable under the 2.25% Notes and the 2.25% Warrants (as defined in Note 12) sold in connection with the 2.25% Notes in its diluted common shares outstanding for the diluted earnings calculation. As a result, the number of shares included in the Company’s diluted shares outstanding each period varies based upon the Company’s average adjusted closing common stock price during the applicable period. Although the 2.25% Purchased Options (as defined in Note 12) had the economic benefit of decreasing the dilutive effect of the 2.25% Notes, the Company did not factor this benefit into the diluted common shares outstanding for the diluted earnings calculation since the impact would have been anti-dilutive. The average adjusted closing price of the Company’s common stock for the first three quarters of 2014, each quarter of 2013, and the fourth quarter of 2012 was more than the conversion price then in effect at the end of the period. Therefore, the dilutive effect of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.25% Notes was included in the computation of diluted EPS for such periods. The 2.25% Notes and 2.25% Warrants were converted or redeemed and settled, respectively, during the three months ended September 30, 2014. As a result, the dilution is calculated based on the weighted average length of time the 2.25% Notes were outstanding during the twelve months ended December 31, 2014. Since the average price of the Company’s common stock for the first three quarters of the year ended December 31, 2012 was less than the conversion price in effect at the end of the respective periods, no net shares were included in the computation of diluted EPS for such periods, as the impact would have been anti-dilutive. Refer to Note 12, “Long-Term Debt” for a description of the conversion of the 2.25% Notes and 2.25% Warrants that occurred during the three months ended September 30, 2014.
In addition, the Company was required to include the dilutive effect, if applicable, of the net shares issuable under the 3.00% Notes and the 3.00% Warrants (as defined in Note 12). As a result, the number of shares included in the Company’s diluted shares outstanding each period varies based upon the Company’s average adjusted closing common stock price during the applicable period. Although the 3.00% Purchased Options (as defined in Note 12) had the economic benefit of decreasing the dilutive effect of the 3.00% Notes, the Company did not factor this benefit into the diluted common shares outstanding for the diluted earnings calculation since the impact would have been anti-dilutive. The average adjusted closing price of the Company’s common stock, for the first three quarters of 2014 and each of the quarterly periods in the years ended December 31, 2013 and 2012 was more than the conversion price then in effect at the end of such periods. Therefore, the dilutive effect of the 3.00% Notes was included in the computation of diluted EPS for such periods. In addition, the dilutive effect of the 3.00% Warrants was also included in the computation of diluted EPS for the first three quarters of 2014, each quarter of 2013 and the fourth quarter of 2012. The 3.00% Notes and 3.00% Warrants were repurchased during the second and third quarters of 2014. As a result, the dilution is calculated based on the weighted average length of time the 3.00% Notes and 3.00% Warrants were outstanding during the twelve months ended December 31, 2014. Refer to Note 12, “Long-Term Debt” for a description of the repurchase of the 3.00% Notes and 3.00% Warrants that occurred during 2014.
7. INCOME TAXES
Income before income taxes by geographic area was as follows:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Domestic	$174,964	$176,156	$153,292
Foreign	(10,564)	15,739	7,443
Total income before income taxes	$164,400	$191,895	$160,735
Federal, state and foreign income taxes were as follows:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Federal:
Current	$49,590	$44,785	$38,129
Deferred	22,549	19,773	14,926
State:
Current	4,849	4,231	3,956
Deferred	727	2,026	1,783
Foreign:
Current	4,638	6,475	1,947
Deferred	(10,957)	613	(215)
Provision for income taxes	$71,396	$77,903	$60,526

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actual income tax expense differed from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before income taxes in 2014, 2013 and 2012 as follows:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Provision at the U.S. federal statutory rate	$57,540	$67,163	$56,257
Increase (decrease) resulting from:
State income tax, net of benefit for federal deduction	5,267	4,228	3,455
Foreign income tax rate differential	(3,188)	(538)	(854)
Employment credits	(481)	(421)	(291)
Changes in valuation allowances	9,507	2,713	183
Non-deductible goodwill	—	1,355	—
Deductible goodwill	(10,209)	—	—
Non-deductible transaction costs	—	1,064	—
Stock-based compensation	245	282	201
Convertible debt redemption	9,727	—	—
Other	2,988	2,057	1,575
Provision for income taxes	$71,396	$77,903	$60,526
During 2014, the Company recorded a tax provision of $71.4 million. Certain expenses for stock-based compensation recorded in 2014 in accordance with Financial Accounting Standards Board (“FASB”) guidance were non-deductible for income tax purposes. A portion of the U.S. GAAP loss on the extinguishment of the 2.25% Notes and the 3.00% Notes was not deductible for tax purposes. This was partially offset by the net tax benefit from tax deductible goodwill in Brazil resulting from a restructuring during 2014. The Company provided additional valuation allowances with respect to net operating losses of certain Brazil subsidiaries, certain foreign company deferred tax assets recorded for tax deductible goodwill in Brazil, as well as state net operating losses in the U.S., based on expectations concerning their realizability. As a result of these items, and the impact of the items occurring in 2013 discussed below, the effective tax rate for the year ended December 31, 2014 increased to 43.4%, as compared to 40.6% for the year ended December 31, 2013.
During 2013, the Company recorded a tax provision of $77.9 million. Certain expenses for stock-based compensation recorded in 2013 in accordance with FASB guidance were non-deductible for income tax purposes. The Company also had non-deductible goodwill from the dispositions of certain domestic dealerships, as well as non-deductible transaction costs related to foreign acquisitions. The Company provided valuation allowances with respect to certain foreign company deferred tax assets, as well as state net operating losses in the U.S., based on expectations concerning their realizability. As a result of these items, and the impact of the items occurring in 2012 discussed below, the effective tax rate for the year ended December 31, 2013 increased to 40.6%, as compared to 37.7% for the year ended December 31, 2012.
During 2012, the Company recorded a tax provision of $60.5 million. Certain expenses for stock-based compensation recorded in 2012 in accordance with FASB guidance were non-deductible for income tax purposes. The Company provided valuation allowances with respect to certain state net operating losses in the U.S. based on expectations concerning their realizability. As a result of these items, and the impact of certain items occurring in 2011, the effective tax rate for the year ended December 31, 2012 increased to 37.7%, as compared to 37.6% for the year ended December 31, 2011.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax provisions resulted from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets/liabilities resulted principally from the following:

	December 31,
	2014	2013
	(In thousands)
Deferred tax assets:
Loss reserves and accruals	$50,158	$43,451
Interest rate swaps	10,745	8,310
Convertible note hedge on 3.00% Notes	—	12,547
Convertible note hedge on 2.25% Notes	—	6,639
U.S. state net operating loss (“NOL”) carryforwards	16,592	14,231
Foreign NOL carryforwards	21,770	13,056
Deferred tax assets	99,265	98,234
Valuation allowance on deferred tax assets	(40,486)	(28,310)
Net deferred tax assets	$58,779	$69,924
Deferred tax liabilities:
Goodwill and intangible franchise rights	$(138,992)	$(141,384)
Depreciation expense	(43,070)	(39,285)
Discount on 3.00% Notes	—	(10,483)
Discount on 2.25% Notes	—	(7,846)
Deferred gain on bond redemption	(2,046)	—
Other	(1,936)	(999)
Deferred tax liabilities	(186,044)	(199,997)
Net deferred tax liability	$(127,265)	$(130,073)
As of December 31, 2014, the Company had state NOL carryforwards in the U.S. of $244.2 million that will expire between 2015 and 2034, and foreign NOL carryforwards of $65.5 million that may be carried forward indefinitely. To the extent that the Company expects that net income will not be sufficient to realize these NOLs in certain jurisdictions, a valuation allowance has been established.
The Company had gross long-term deferred tax liabilities of $202.1 million and $216.2 million, including $9.6 million and $27.5 million related to long-term foreign deferred tax liabilities, as of December 31, 2014 and 2013, respectively. The Company had gross long-term deferred tax assets of $63.7 million and $64.9 million as of December 31, 2014 and 2013, respectively. The Company believes it is more likely than not, that its deferred tax assets, net of valuation allowances provided, will be realized, based primarily on our expectation of future taxable income, considering future reversals of existing taxable temporary differences, as well as the availability of taxable income in prior years to carry back losses to recover taxes previously paid.
As of December 31, 2014, the Company has not provided for U.S. deferred taxes on $16.7 million of undistributed earnings and associated withholding taxes of its foreign subsidiaries, as the Company has taken the position that its foreign earnings will be permanently reinvested outside the U.S. If a distribution of those earnings were to be made, the Company may be subject to both foreign withholding taxes and U.S. income taxes, net of any allowable foreign tax credits or deductions, of up to approximately $4.7 million.
The Company is subject to income tax in U.S. federal and numerous state jurisdictions, as well as in the U.K. and Brazil. Based on applicable statutes of limitations, the Company is generally no longer subject to examinations by U.S. tax authorities in years prior to 2010, by U.K. tax authorities in years prior to 2011 and by Brazil tax authorities in years prior to 2009.
The Company had no unrecognized tax benefits as of December 31, 2014 and 2013.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company did not incur any interest and penalties nor accrue any interest for the years ended December 31, 2014 and 2013. When applicable, consistent with prior practices, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense.
8. ACCOUNTS AND NOTES RECEIVABLE
The Company’s accounts and notes receivable consisted of the following:

	December 31,
	2014	2013
	(In thousands)
Amounts due from manufacturers	$86,062	$78,131
Parts and service receivables	35,034	31,950
Finance and insurance receivables	20,898	19,283
Other	12,977	8,099
Total accounts and notes receivable	154,971	137,463
Less allowance for doubtful accounts	3,641	2,405
Accounts and notes receivable, net	$151,330	$135,058
9. INVENTORIES
The Company’s inventories consisted of the following:

	December 31,
	2014	2013
	(In thousands)
New vehicles	$1,137,478	$1,165,335
Used vehicles	254,939	231,960
Rental vehicles	103,184	88,523
Parts, accessories and other	67,466	64,156
Total inventories	1,563,067	1,549,974
Less lower of cost or market reserves	6,362	7,656
Inventories, net	$1,556,705	$1,542,318

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10. PROPERTY AND EQUIPMENT
The Company’s property and equipment consisted of the following:

	Estimated Useful Lives in Years	December 31,
		2014	2013
		(In thousands)
Land	—	$328,474	$269,778
Buildings	30 to 40	482,496	405,918
Leasehold improvements	varies	134,658	120,531
Machinery and equipment	7 to 20	87,728	79,209
Furniture and fixtures	3 to 10	77,581	70,918
Company vehicles	3 to 5	10,706	8,508
Construction in progress	—	32,115	19,224
Total		1,153,758	974,086
Less accumulated depreciation and amortization		203,370	177,730
Property and equipment, net		$950,388	$796,356
During 2014, the Company acquired $80.5 million of property and equipment associated with dealership acquisitions, including $34.2 million for land and $41.0 million for buildings. In addition to these acquisitions, the Company incurred $97.7 million of capital expenditures, primarily including the purchase of furniture, fixtures, and equipment and construction or renovation of facilities, and $62.7 million in purchases of land or existing buildings.
As of December 31, 2014, the Company determined that certain real estate qualified as held-for-sale. As a result, the Company classified the carrying value of the real estate, totaling $4.0 million, in prepaid and other current assets in its Consolidated Balance Sheet.
During 2013, the Company acquired $71.4 million of property and equipment associated with dealership acquisitions, including $21.6 million for land and $27.6 million for buildings. In addition to these acquisitions, the Company incurred $69.2 million of capital expenditures, primarily including the purchase of furniture, fixtures, and equipment and construction or renovation of facilities, and $38.8 million in purchases of land or existing buildings.
Depreciation and amortization expense, including amortization of capital leases, totaled $42.3 million, $35.8 million, and $31.5 million for the years ended December 31, 2014, 2013, and 2012, respectively. As of December 31, 2014 and 2013, $67.5 million, and $57.3 million of buildings under capital leases were recorded as property and equipment, before accumulated depreciation, respectively.
11. CREDIT FACILITIES
In the U.S., the Company has a $1.7 billion revolving syndicated credit arrangement with 25 financial institutions including six manufacturer-affiliated finance companies (“Revolving Credit Facility”). The Company also has a $300.0 million floorplan financing arrangement (“FMCC Facility”) with Ford Motor Credit Company (“FMCC”) for financing of new Ford vehicles in the U.S. and other floorplan financing arrangements with several other automobile manufacturers for financing of a portion of its U.S. rental vehicle inventory. In the U.K., the Company has financing arrangements with BMW Financial Services, Volkswagen Finance and FMCC for financing of its new and used vehicles. In Brazil, the Company has financing arrangements for new, used, and rental vehicles with several financial institutions, most of which are manufacturer affiliated. Within the Company’s Consolidated Balance Sheets, Floorplan notes payable - credit facility and other primarily reflects amounts payable for the purchase of specific new, used and rental vehicle inventory (with the exception of new and rental vehicle purchases financed through lenders affiliated with the respective manufacturer) whereby financing is provided by the Revolving Credit Facility. Floorplan notes payable - manufacturer affiliates reflects amounts related to the purchase of vehicles whereby financing is provided by the FMCC Facility, the financing of rental vehicles in the U.S., as well as the financing of new, used, and rental vehicles in both the U.K. and Brazil. Payments on the floorplan notes payable are generally due as the vehicles are sold. As a result, these obligations are reflected in the accompanying Consolidated Balance Sheets as current liabilities. The outstanding balances under these financing arrangements were as follows:

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2014	2013
	(In thousands)
Floorplan notes payable — credit facility and other
New vehicles	$970,075	$970,780
Used vehicles	125,085	127,808
Rental vehicles	42,582	26,442
Floorplan offset	(39,616)	(56,198)
Total floorplan notes payable - credit facility	1,098,126	1,068,832
Other floorplan notes payable	5,504	18,074
Total floorplan notes payable - credit facility and other	$1,103,630	$1,086,906
Floorplan notes payable — manufacturer affiliates
FMCC Facility	$150,183	$190,954
Floorplan offset	(22,500)	—
Total FMCC Facility	127,683	190,954
Foreign and rental vehicles	157,473	155,618
Total	$285,156	$346,572
Revolving Credit Facility
The Company’s Revolving Credit Facility provides a total borrowing capacity of $1.7 billion and expires on June 20, 2018. The Revolving Credit Facility consists of two tranches, providing a maximum of $1.6 billion for U.S. vehicle inventory floorplan financing (“Floorplan Line”), as well as a maximum of $320.0 million and a minimum of $100.0 million for working capital and general corporate purposes, including acquisitions (“Acquisition Line”). The capacity under these two tranches can be re-designated within the overall $1.7 billion commitment, subject to the aforementioned limits. Up to $125.0 million of the Acquisition Line can be borrowed in either euros or pound sterling. The Revolving Credit Facility can be expanded to a maximum commitment of $1.95 billion, subject to participating lender approval. The Floorplan Line bears interest at rates equal to the one-month LIBOR plus 125 basis points for new vehicle inventory and the one-month LIBOR plus 150 basis points for used vehicle inventory. The Acquisition Line bears interest at the one-month LIBOR plus 150 basis points plus a margin that ranges from zero to 100 basis points for borrowings in U.S. dollars and 150 to 250 basis points on borrowings in euros or pound sterling, depending on the Company’s total adjusted leverage ratio. The Floorplan Line requires a commitment fee of 0.20% per annum on the unused portion. The Acquisition Line also requires a commitment fee ranging from 0.25% to 0.45% per annum, depending on the Company’s total adjusted leverage ratio, based on a minimum commitment of $100.0 million less outstanding borrowings. In conjunction with the Revolving Credit Facility, the Company has $5.3 million of related unamortized costs as of December 31, 2014 that are being amortized over the term of the facility.
After considering the outstanding balance of $1,098.1 million at December 31, 2014, the Company had $281.9 million of available floorplan borrowing capacity under the Floorplan Line. Included in the $281.9 million available borrowings under the Floorplan Line was $39.6 million of immediately available funds. The weighted average interest rate on the Floorplan Line was 1.4% as of both December 31, 2014 and December 31, 2013, excluding the impact of the Company’s interest rate swaps. Amounts borrowed by the Company under the Floorplan Line for specific vehicle inventory are to be repaid upon the sale of the vehicle financed, and in no case is a borrowing for a vehicle to remain outstanding for greater than one year. With regards to the Acquisition Line, borrowings outstanding as of December 31, 2014 were $69.7 million. After considering $43.2 million of outstanding letters of credit and other factors included in the Company’s available borrowing base calculation, there was $207.1 million of available borrowing capacity under the Acquisition Line as of December 31, 2014. The amount of available borrowing capacity under the Acquisition Line is limited from time to time based upon certain debt covenants.
All of the U.S. dealership-owning subsidiaries are co-borrowers under the Revolving Credit Facility. The Company’s obligations under the Revolving Credit Facility are secured by essentially all of the Company’s U.S. personal property (other than equity interests in dealership-owning subsidiaries), including all motor vehicle inventory and proceeds from the disposition of dealership-owning subsidiaries, excluding inventory financed directly with manufacturer-affiliates and other third party financing institutions. The Revolving Credit Facility contains a number of significant covenants that, among other things, restrict the Company’s ability to make disbursements outside of the ordinary course of business, dispose of assets, incur additional indebtedness, create liens on assets, make investments and engage in mergers or consolidations. The Company is also

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

required to comply with specified financial tests and ratios defined in the Revolving Credit Facility, such as the fixed charge coverage, total adjusted leverage, and senior secured adjusted leverage ratios. Further, the Revolving Credit Facility restricts the Company’s ability to make certain payments, such as dividends or other distributions of assets, properties, cash, rights, obligations or securities (“Restricted Payments”). The Restricted Payments cannot exceed the sum of $125.0 million plus (or minus if negative) (a) one-half of the aggregate consolidated net income for the period beginning on January 1, 2013 and ending on the date of determination and (b) the amount of net cash proceeds received from the sale of capital stock on or after January 1, 2013 and ending on the date of determination less (c) cash dividends and share repurchases (“Restricted Payment Basket”). For purposes of the calculation of the Restricted Payment Basket, net income represents such amounts per the consolidated financial statements adjusted to exclude the Company’s foreign operations, non-cash interest expense, non-cash asset impairment charges, and non-cash stock-based compensation. As of December 31, 2014, the Restricted Payment Basket totaled $181.6 million.
As of December 31, 2014 and 2013, the Company was in compliance with all applicable covenants and ratios under the Revolving Credit Facility.
Ford Motor Credit Company Facility
The FMCC Facility provides for the financing of, and is collateralized by, the Company’s Ford new vehicle inventory in the U.S., including affiliated brands. This arrangement provides for $300.0 million of floorplan financing and is an evergreen arrangement that may be canceled with 30 days notice by either party. As of December 31, 2014, the Company had an outstanding balance of $127.7 million under the FMCC Facility with an available floorplan borrowing capacity of $172.3 million. Included in the $172.3 million available borrowings under the FMCC Facility was $22.5 million of immediately available funds. This facility bears interest at a rate of Prime plus 150 basis points minus certain incentives. The interest rate on the FMCC Facility was 4.75% before considering the applicable incentives as of December 31, 2014 and 2013.
Other Credit Facilities
The Company has credit facilities with BMW Financial Services, Volkswagen Finance and FMCC for the financing of new, used and rental vehicle inventories related to its U.K. operations. These facilities are denominated in pound sterling and are evergreen arrangements that may be canceled with notice by either party and bear interest at a base rate, plus a surcharge that varies based upon the type of vehicle being financed. The annual interest rates charged on borrowings outstanding under these facilities ranged from 1.41% to 3.95%, as of December 31, 2014.
The Company has credit facilities with financial institutions in Brazil, most of which are affiliated with the manufacturers, for the financing of new, used and rental vehicle inventories related to its Brazil operations. These facilities are denominated in Brazilian real and have renewal terms ranging from one month to twelve months. They may be canceled with notice by either party and bear interest at a benchmark rate, plus a surcharge that varies based upon the type of vehicle being financed. As of December 31, 2014, the annual interest rates charged on borrowings outstanding under these facilities ranged from 15.87% to 20.70%.
Excluding loaner vehicles financed through the Revolving Credit Facility, financing for U.S. loaner vehicles is typically obtained directly from the automobile manufacturers. These financing arrangements generally require small monthly payments and mature in varying amounts over a period of two years. As of December 31, 2014, the interest rate charged on borrowings related to the Company’s loaner vehicle fleet varied up to 4.75%. Loaner vehicles are typically transferred to used vehicle inventory when they are removed from service and repayment of the borrowing is required at that time.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. LONG-TERM DEBT
The Company carries its long-term debt at face value, net of applicable discounts. Long-term debt consisted of the following:

	December 31,
	2014	2013
	(In thousands)
2.25% Convertible Senior Notes due 2036 (principal of $0 and $182,753 at December 31, 2014 and 2013, respectively)	$—	$160,334
3.00% Convertible Senior Notes due 2020 (principal of $0 and $115,000 at December 31, 2014 and 2013, respectively)	—	84,305
5.00% Senior Notes (principal of $550,000 at December 31, 2014)	540,100	—
Real Estate Credit Facility	58,003	67,719
Acquisition Line	69,713	60,000
Other real estate related and long-term debt	358,271	280,230
Capital lease obligations related to real estate, maturing in varying amounts through June 2034 with a weighted average interest rate of 9.5%	55,380	46,490
	1,081,467	699,078
Less current maturities of real estate credit facility and other long-term debt	72,630	35,389
	$1,008,837	$663,689
Included in current maturities of long-term debt and short-term financing in the Company’s Consolidated Balance Sheets for the years ended December 31, 2014 and 2013 was zero and $0.8 million, respectively, of short-term financing that was due within one year.
2.25% Convertible Senior Notes
On September 2, 2014, holders of $182.5 million in aggregate amount of the Company’s then outstanding 2.25% Convertible Senior Notes due 2036 (“2.25% Notes”) elected to convert their 2.25% Notes. The Company redeemed the remaining outstanding 2.25% Notes. The settlement for the conversion and the redemption of the 2.25% Notes occurred on September 4, 2014. Consideration paid for the conversion and redemption of the 2.25% Notes was $237.5 million, including $182.8 million in cash and 701,795 shares of the Company’s common stock, which was recognized as a decrease to treasury stock. In conjunction with the conversion and redemption of the 2.25% Notes, the Company received 421,309 shares of its common stock in net settlement of the purchased ten-year call options on its common stock (“2.25% Purchased Options”) and 2.25% Warrants, which was recognized as an increase to treasury stock. As a result of the conversion and redemption of the 2.25% Notes, the Company recognized a loss of $16.9 million based on the difference in the carrying value and the fair value of the liability component immediately prior to the conversion and redemption.
For the years ended December 31, 2014, 2013, and 2012, the contractual interest expense and the discount amortization relative to the 2.25% Notes, which is recorded as other interest expense in the accompanying Consolidated Statements of Operations, were as follows:

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Year-to-date contractual interest expense	$1,875	$4,112	$4,112
Year-to-date discount amortization(1)	$5,366	$7,530	$6,948
Effective interest rate of liability component	7.7%	7.7%	7.7%
(1) Represents the incremental impact of the accounting for convertible debt as primarily codified in ASC 470, Debt.
The Company determined the discount using the estimated effective interest rate for similar debt with no convertible features. The original effective interest rate of 7.50% was estimated by comparing debt issuances from companies with similar credit ratings during the same annual period as the Company. The effective interest rate differs from the 7.50% due to the impact of underwriter fees associated with this issuance that were capitalized as an additional discount and were being

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amortized to interest expense through 2016. These costs were written off as part of the conversion and redemption of the 2.25% Notes.
3.00% Convertible Senior Notes
On June 25, 2014, the Company repurchased $92.5 million of the $115.0 million principal outstanding of its 3.00% Convertible Senior Notes due 2020 (“3.00% Notes”) in a tender offer, leaving an outstanding balance of $22.6 million as of June 30, 2014. Consideration paid for this repurchase was $210.4 million. In conjunction with the repurchase, the Company recognized a loss of $23.6 million, based on the difference in the carrying value and the fair value of the liability component immediately prior to the purchase. Subsequent to June 30, 2014, the Company settled the purchased ten-year call options on its common stock (“3.00% Purchased Options”) and 3.00% Warrants in the same proportion as the 3.00% Notes repurchased on June 25, 2014 and received $26.4 million in cash as a result, which was recognized as an increase to additional paid in capital.
In September 2014, the Company repurchased the remaining outstanding $22.6 million of the 3.00% Notes. Total consideration paid for the repurchase was $49.5 million in cash. In conjunction with the repurchase, the Company recognized a loss of $5.9 million, based on the difference in the carrying value and the fair value of the liability component immediately prior to the repurchase. Also, in September 2014, the Company settled the remaining 3.00% Purchased Options and 3.00% Warrants in conjunction with the repurchase and received $6.2 million in cash, which was recognized as an increase to additional paid in capital.
For the years ended December 31, 2014, 2013 and 2012, the contractual interest expense and the discount amortization, which is recorded as interest expense in the accompanying Consolidated Statements of Operations, were as follows:

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Year-to-date contractual interest expense	$1,839	$3,450	$3,450
Year-to-date discount amortization(1)	$1,810	$3,251	$2,966
Effective interest rate of liability component	8.6%	8.6%	8.6%
(1) Represents the incremental impact of the accounting for convertible debt as primarily codified in ASC 470, Debt.
The Company determined the discount using the estimated effective interest rate for similar debt with no convertible features. The original effective interest rate of 8.25% was estimated by receiving a range of quotes from the underwriters for the estimated rate that the Company could reasonably expect to issue non-convertible debt for the same tenure. The effective interest rate differs from the 8.25% due to the impact of underwriter fees associated with this issuance that were capitalized as an additional discount and were being amortized to interest expense through 2020. These costs were written off as part of the extinguishment of the 3.00% Notes.
5.00% Senior Notes
On June 2, 2014, the Company issued $350.0 million aggregate principal amount of its 5.00% Senior Notes (“5.00% Notes”) due 2022. Subsequently, on September 9, 2014, the Company issued an additional $200.0 million of 5.00% Notes at a discount of 1.5% from face value. The 5.00% Notes will mature on June 1, 2022 and pay interest semiannually, in arrears, in cash on each June 1 and December 1, beginning December 1, 2014. Using proceeds of certain equity offerings, the Company may redeem up to 35.0% of the 5.00% Notes prior to June 1, 2017, subject to certain conditions, at a redemption price equal to 105% of principal amount of the 5.00% Notes plus accrued and unpaid interest. Otherwise, the Company may redeem some or all of the 5.00% Notes prior to June 1, 2017 at a redemption price equal to 100% of the principal amount of the 5.00% Notes redeemed, plus an applicable premium, and plus accrued and unpaid interest. On or after June 1, 2017, the Company may redeem some or all of the 5.00% Notes at specified prices, plus accrued and unpaid interest. The Company may be required to purchase the 5.00% Notes if it sells certain assets or triggers the change in control provisions defined in the 5.00% Notes indenture. The 5.00% Notes are senior unsecured obligations and rank equal in right of payment to all of the Company’s existing and future senior unsecured debt and senior in right of payment to all of its future subordinated debt. The 5.00% Notes are guaranteed by substantially all of the Company’s U.S. subsidiaries. The U.S. subsidiary guarantees rank equally in the right of payment to all of the Company’s U.S. subsidiary guarantor’s existing and future subordinated debt. In addition, the 5.00% Notes are structurally subordinated to the liabilities of its non-guarantor subsidiaries.
In connection with the issuance of the 5.00% Notes, the Company entered into registration rights agreements (the “Registration Rights Agreements”) with the initial purchasers. Pursuant to the Registration Rights Agreements, the Company has agreed to file a registration statement with the Securities and Exchange Commission, so that holders of the 5.00% Notes can exchange the 5.00% Notes for registered 5.00% Notes that have substantially identical terms as the 5.00% Notes. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

has also agreed to use commercially reasonable efforts to cause the exchange to be completed by June 2, 2015. On November 21, 2014, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission in connection with its obligations described herein, but as of the date of this report, such Registration Statement has not yet been declared effective. The Company will be required to pay additional interest of up to 1.00% on the 5.00% Notes if it fails to comply with its obligations to register the 5.00% Notes within the specified time period.
Underwriters’ fees and the discount relative to the $550.0 million totaled $10.4 million, which were recorded as a reduction of the 5.00% Notes principal balance and are being amortized over a period of eight years. The 5.00% Notes are presented net of unamortized underwriter fees and discount of $9.9 million as of December 31, 2014. At the time of issuance of the 5.00% Notes, the Company capitalized $2.4 million of debt issuance costs, which are included in Other Assets on the accompanying Consolidated Balance Sheet and amortized over a period of eight years. Unamortized debt issuance costs as of December 31, 2014 totaled $2.3 million.
Real Estate Credit Facility
Group 1 Realty, Inc., a wholly-owned subsidiary of the Company, is party to a real estate credit facility with Bank of America, N.A. and Comerica Bank (the “Real Estate Credit Facility”) providing the right for up to $99.1 million of term loans, of which $74.1 million had been used as of December 31, 2014. The term loans can be expanded provided that (a) no default or event of default exists under the Real Estate Credit Facility; (b) the Company obtains commitments from the lenders who would qualify as assignees for such increased amounts; and (c) certain other agreed upon terms and conditions have been satisfied. This facility is guaranteed by the Company and substantially all of the existing and future domestic subsidiaries of the Company and is secured by the real property owned by the Company that is mortgaged under the Real Estate Credit Facility. The Company capitalized $1.1 million of debt issuance costs related to the Real Estate Credit Facility that are being amortized over the term of the facility, $0.3 million of which were still unamortized as of December 31, 2014.
The interest rate is equal to (a) the per annum rate equal to one-month LIBOR plus 2.00% per annum, determined on the first day of each month; or (b) 0.95% per annum in excess of the higher of (i) the Bank of America prime rate (adjusted daily on the day specified in the public announcement of such price rate), (ii) the Federal Funds Rate adjusted daily, plus 0.50% or (iii) the per annum rate equal to the one-month LIBOR plus 1.05% per annum. The Federal Funds Rate is the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day succeeding such day.
The Company is required to make quarterly principal payments equal to 1.25% of the principal amount outstanding and is required to repay the aggregate amount outstanding on the maturity dates of the individual property borrowings, ranging from December 29, 2015 through February 27, 2017. During the year ended December 31, 2014, the Company made additional borrowings of $0.2 million and made principal payments of $9.9 million on outstanding borrowings from the Real Estate Credit Facility. As of December 31, 2014, borrowings outstanding under the Real Estate Credit Facility totaled $58.0 million, with $30.9 million recorded as a current maturity of long-term debt in the accompanying Consolidated Balance Sheet.
The Real Estate Credit Facility also contains usual and customary provisions limiting the Company’s ability to engage in certain transactions, including limitations on the Company’s ability to incur additional debt, additional liens, make investments, and pay distributions to its stockholders. In addition, the Real Estate Credit Facility requires certain financial covenants that are identical to those contained in the Company’s Revolving Credit Facility. As of December 31, 2014, the Company was in compliance with all applicable covenants and ratios under the Real Estate Credit Facility.
Acquisition Line
On June 20, 2013 we amended our Revolving Credit Facility principally to increase the total borrowing capacity from $1.35 billion to $1.7 billion and to extend the term from an expiration date of June 1, 2016 to June 20, 2018. This arrangement provides a maximum of $320.0 million and a minimum of $100.0 million for working capital and general corporate purposes, including acquisitions. See Note 11, “Credit Facilities,” for further discussion on the Company’s Revolving Credit Facility and Acquisition Line.
Other Real Estate Related and Long-Term Debt
The Company, as well as certain of its wholly-owned subsidiaries, has entered into separate term mortgage loans in the U.S. with four of its manufacturer-affiliated finance partners - Toyota Motor Credit Corporation (“TMCC”), Mercedes-Benz Financial Services USA, LLC (“MBFS”), BMW Financial Services NA, LLC (“BMWFS”) and FMCC, as well as several third-party financial institutions (collectively, “Real Estate Notes”). The Real Estate Notes are on specific buildings and/or properties and are guaranteed by the Company. Each loan was made in connection with, and is secured by mortgage liens on, the real property owned by the Company that is mortgaged under the Real Estate Notes. The Real Estate Notes bear interest at fixed rates between 3.00% and 9.00%, and at variable indexed rates plus a spread between 1.50% and 2.55% per annum. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company capitalized $1.3 million of related debt issuance costs related to the Real Estate Notes that are being amortized over the terms of the notes, $0.5 million of which were still unamortized as of December 31, 2014.
The loan agreements with TMCC consist of eight term loans. As of December 31, 2014, $49.9 million was outstanding under the TMCC term loans with $5.1 million classified as a current maturity of long-term debt as compared to $51.6 million outstanding with $7.0 million classified as current as of December 31, 2013. During 2014, the Company made no additional borrowings and made principal payments of $1.7 million. These loans will mature by November 2021 and provide for monthly payments based on a 20-year amortization schedule. These eight loans are cross-collateralized and cross-defaulted with each other and are cross-defaulted with the Revolving Credit Facility.
The loan agreements with MBFS consist of two term loans. As of December 31, 2014, $27.4 million was outstanding under the MBFS term loans with $7.6 million classified as a current maturity of long-term debt as compared to $45.5 million outstanding under the MBFS term loans with $1.7 million classified as current as of December 31, 2013. During 2014, the Company made no additional borrowings and made principal payments of $18.1 million. The agreements provide for monthly payments based on a 20-year amortization schedule and will mature by January 2031. These two loans are cross-collateralized and cross-defaulted with each other and are also cross-defaulted with the Revolving Credit Facility.
The loan agreements with BMWFS consist of 14 term loans. As of December 31, 2014, $66.0 million was outstanding under the BMWFS term loans with $4.5 million classified as a current maturity of long-term debt as compared to $70.1 million outstanding with $4.1 million classified as current as of December 31, 2013. During 2014, the Company made no additional borrowings and made principal payments of $4.2 million. The agreements provide for monthly payments based on a 15-year amortization schedule and will mature by October 2021. In the case of three properties owned by subsidiaries, the applicable loan is also guaranteed by the subsidiary real property owner. These 14 loans are cross-collateralized with each other. In addition, they are cross-defaulted with each other, the Revolving Credit Facility, and certain dealership franchising agreements with BMW of North America, LLC.
The loan agreements with FMCC consist of four term loans. As of December 31, 2014, $35.1 million was outstanding under the FMCC term loans, with $1.4 million classified as a current maturity of long-term debt as compared to $5.4 million outstanding with $0.2 million classified as current as of December 31, 2013. For the year ended December 31, 2014, the Company made additional borrowings and principal payments of $30.4 million and $0.7 million, respectively. The agreements provide for monthly payments based on a 20-year amortization schedule that will mature by December 2024. These four loans are cross-defaulted with the Revolving Credit Facility.
In addition, agreements with third-party financial institutions consist of 19 term loans for an aggregate principal amount of $127.2 million, to finance real estate associated with the Company’s dealerships. The loans are being repaid in monthly installments that will mature by November 2022. As of December 31, 2014, borrowings under these notes totaled $115.2 million, with $6.5 million classified as a current maturity of long-term debt as compared to $69.8 million outstanding with $3.8 million classified as current as of December 31, 2013. During 2014, the Company made additional borrowings and principal payments of $55.3 million and $4.5 million, respectively. These 19 loans are cross-defaulted with the Revolving Credit Facility.
The Company has also entered into separate term mortgage loans in the U.K. with other third-party financial institutions which are secured by the Company’s U.K. properties. These mortgage loans (collectively, “Foreign Notes”) are being repaid in monthly installments that mature by September 2034. As of December 31, 2014, borrowings under the Foreign Notes totaled $45.3 million, with $5.0 million classified as a current maturity of long-term debt as compared to $37.7 million outstanding with $10.4 million classified as current as of December 31, 2013. During 2014, the Company made additional borrowings and principal payments of $20.0 million and $4.0 million, respectively.
During the year ended December 31, 2014, the Company entered into working capital loan agreements with third-party financial institutions in Brazil for R$38.0 million. The proceeds were used to partially pay off manufacturer-affiliated floorplan borrowings. These loans will mature by February 2017. As of December 31, 2014, borrowings under the Brazilian third-party loans totaled $14.6 million, with $6.4 million classified as a current maturity of long-term debt.
Fair Value of Long-Term Debt
The Company’s outstanding 5.00% Notes had a fair value of $534.9 million as of December 31, 2014. Of the $358.3 million and $280.2 million of other real estate related and long-term debt as of December 31, 2014 and December 31, 2013, respectively, $158.1 million and $164.1 million represented fixed interest rate borrowings. The fair value of such fixed interest rate borrowings was $186.4 million and $190.0 million as of December 31, 2014 and December 31, 2013, respectively. The fair value estimates are based on Level 2 inputs of the fair value hierarchy available as of December 31, 2014 and December 31, 2013. The Company determined the estimated fair value of its long-term debt using available market information and commonly accepted valuation methodologies. Considerable judgment is required in interpreting market data to develop the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimates of fair value. Accordingly, these estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. The use of different assumptions and/or estimation methodologies could have a material effect on estimated fair values. The carrying value of the Company’s variable rate debt approximates fair value due to the short-term nature of the interest rates.
All Long-Term Debt
Total interest expense on the 3.00% Notes, 2.25% Notes, and 5.00% Notes for the years ended December 31, 2014, 2013 and 2012 was $17.0 million, $7.6 million and $7.6 million, excluding amortization cost of $8.0 million, $11.1 million, and $10.2 million, respectively.
Total interest expense on the Real Estate Credit Facility, real estate related debt, and Acquisition Line for the years ended December 31, 2014, 2013 and 2012, was $15.3 million, $13.1 million and $12.7 million excluding amortization cost of $0.3 million, $0.5 million and $0.5 million, respectively. Also excluded is the impact of the interest rate derivative instruments related to the Real Estate Credit Facility of $1.5 million, $1.2 million, and $1.2 million for the years ended December 31, 2014, 2013, and 2012 respectively.
In addition, the Company incurred $7.5 million, $5.5 million and $5.3 million of total interest expense related to capital leases and various other notes payable, net of interest income, for the years ended December 31, 2014, 2013, and 2012, respectively.
The Company capitalized $0.7 million, $0.8 million, and $0.7 million of interest on construction projects in 2014, 2013 and 2012, respectively. The aggregate annual maturities of long-term debt for the next five years are as follows:

Total
(In thousands)
Year Ended December 31,
2015	$72,629
2016	57,914
2017	75,791
2018	116,878
2019	72,723
Thereafter	685,532
Total	$1,081,467
13. FAIR VALUE MEASUREMENTS
ASC 820 defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; requires disclosure of the extent to which fair value is used to measure financial and non-financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date; and establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

•	Level 1 — unadjusted, quoted prices for identical assets or liabilities in active markets;

•
Level 2 — quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3 — unobservable inputs based upon the reporting entity’s internally developed assumptions that market participants would use in pricing the asset or liability.
The Company periodically invests in unsecured, corporate demand obligations with manufacturer-affiliated finance companies, which bear interest at a variable rate and are redeemable on demand by the Company. Therefore, the Company has classified these demand obligations as cash and cash equivalents in the accompanying Consolidated Balance Sheets. The Company determined that the valuation measurement inputs of these instruments include inputs other than quoted market prices, that are observable or that can be corroborated by observable data by correlation. Accordingly, the Company has classified these instruments within Level 2 of the hierarchy framework.
In addition, the Company maintains an investment balance with certain of the financial institutions in Brazil that provide credit facilities for the financing of new, used and rental vehicle inventories. The investment balances bear interest at a variable rate and are redeemable by the Company in the future under certain conditions. The Company has classified these investment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

balances as other current and long-term assets in the accompanying Consolidated Balance Sheets. The Company determined that the valuation measurement inputs of these instruments include inputs other than quoted market prices, that are observable or that can be corroborated by observable data by correlation. Accordingly, the Company has classified these instruments within Level 2 of the hierarchy framework.
Refer to Note 2 of the Consolidated Financial Statements, “Summary of Significant Accounting Policies and Estimates,” for more information on fair value measurements of interest rate derivative instruments.
Asset and liabilities recorded at fair value in the accompanying balance sheets as of December 31, 2014 and 2013, respectively, were as follows:

	As of December 31, 2014
	Level 1	Level 2	Total
	(In thousands)
Assets:
Investments	$—	$12,283	$12,283
Debt securities:
Demand obligations	—	20,304	20,304
Total	$—	$32,587	$32,587
Liabilities:
Interest rate derivative financial instruments	$—	$28,653	$28,653
Total	$—	$28,653	$28,653

	As of December 31, 2013
	Level 1	Level 2	Total
	(In thousands)
Assets:
Interest rate derivative financial instruments	$—	$3,919	$3,919
Total	$—	$3,919	$3,919
Liabilities:
Interest rate derivative financial instruments	$—	$26,078	$26,078
Total	$—	$26,078	$26,078
14. COMMITMENTS AND CONTINGENCIES
From time to time, the Company’s dealerships are named in various types of litigation involving customer claims, employment matters, class action claims, purported class action claims, as well as claims involving the manufacturer of automobiles, contractual disputes and other matters arising in the ordinary course of business. Due to the nature of the automotive retailing business, the Company may be involved in legal proceedings or suffer losses that could have a material adverse effect on the Company’s business. In the normal course of business, the Company is required to respond to customer, employee and other third-party complaints. Amounts that have been accrued or paid related to the settlement of litigation are included in SG&A expenses in the Company’s Consolidated Statements of Operations. In addition, the manufacturers of the vehicles that the Company sells and services have audit rights allowing them to review the validity of amounts claimed for incentive, rebate or warranty-related items and charge the Company back for amounts determined to be invalid payments under the manufacturers’ programs, subject to the Company’s right to appeal any such decision. Amounts that have been accrued or paid related to the settlement of manufacturer chargebacks of recognized incentives and rebates are included in cost of sales in the Company’s Consolidated Statements of Operations, while such amounts for manufacturer chargebacks of recognized warranty-related items are included as a reduction of revenues in the Company’s Consolidated Statements of Operations.
Legal Proceedings
Currently, the Company is not party to any legal proceedings that, individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition, or cash flows, including class action lawsuits. However, the results of current, or future, matters cannot be predicted with certainty, and an unfavorable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resolution of one or more of such matters could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.
Other Matters
The Company, acting through its subsidiaries, is the lessee under many real estate leases that provide for the use by the Company’s subsidiaries of their respective dealership premises. Pursuant to these leases, the Company’s subsidiaries generally agree to indemnify the lessor and other parties from certain liabilities arising as a result of the use of the leased premises, including environmental liabilities, or a breach of the lease by the lessee. Additionally, from time to time, the Company enters into agreements in connection with the sale of assets or businesses in which it agrees to indemnify the purchaser, or other parties, from certain liabilities or costs arising in connection with the assets or business. Also, in the ordinary course of business in connection with purchases or sales of goods and services, the Company enters into agreements that may contain indemnification provisions. In the event that an indemnification claim is asserted, liability would be limited by the terms of the applicable agreement.
From time to time, primarily in connection with dealership dispositions, the Company’s subsidiaries assign or sublet to the dealership purchaser the subsidiaries’ interests in any real property leases associated with such dealerships. In general, the Company’s subsidiaries retain responsibility for the performance of certain obligations under such leases to the extent that the assignee or sublessee does not perform, whether such performance is required prior to or following the assignment or subletting of the lease. Additionally, the Company and its subsidiaries generally remain subject to the terms of any guarantees made by the Company and its subsidiaries in connection with such leases. Although the Company generally has indemnification rights against the assignee or sublessee in the event of non-performance under these leases, as well as certain defenses, and the Company presently has no reason to believe that it or its subsidiaries will be called on to perform under any such assigned leases or subleases, the Company estimates that lessee rental payment obligations during the remaining terms of these leases were $2.9 million as of December 31, 2014. The Company’s exposure under these leases is difficult to estimate and there can be no assurance that any performance of the Company or its subsidiaries required under these leases would not have a material adverse effect on the Company’s business, financial condition, or cash flows. The Company and its subsidiaries also may be called on to perform other obligations under these leases, such as environmental remediation of the leased premises or repair of the leased premises upon termination of the lease. However, the Company does not have any known material environmental commitments or contingencies and presently has no reason to believe that it or its subsidiaries will be called on to so perform.
15. ASSET IMPAIRMENTS
During the fourth quarters of 2014, 2013, and 2012, the Company performed its annual impairment assessment of the carrying value of its goodwill and intangible franchise rights. In such assessment, the fair value of each of the Company’s reporting units exceeded the carrying value of its net assets (step one of the goodwill impairment test) by more than 100% for the two U.S. Reporting Units, by more than 30% for the U.K. Reporting Unit and by 20% for the Brazil Reporting Unit. As a result, the Company was not required to conduct the second step of the impairment test for goodwill.
During 2014, the Company recorded the following non-cash impairment charges, all of which are reflected in asset impairments in the accompanying Consolidated Statement of Operations:

•
Primarily related to the Company’s determination that the carrying value of certain of its intangible franchise rights was greater than the fair value, the Company recognized a $31.0 million pre-tax non-cash asset impairment charge.

•	In addition, the Company determined that the carrying amount of various real estate holdings was no longer recoverable, and recognized $9.2 million in pre-tax non-cash asset impairment charges.

•	The Company also determined that the carrying value of various other long-term assets was no longer recoverable, and recognized $1.3 million in pre-tax non-cash asset impairment charges.
If in future periods, the Company determines that the carrying amount of its net assets exceeds the respective fair value as a result of step one of its goodwill impairment test for any or all of its reporting units, the application of the second step of the impairment test could result in a material non-cash impairment charge to the goodwill associated with the reporting unit(s). If any of the Company’s assumptions change, or fail to materialize, the resulting decline in its estimated fair market value of intangible franchise rights could result in a material non-cash impairment charge. For example, if the Company’s assumptions regarding the risk-free rate and cost of debt differed such that the estimated WACC used in its 2014 assessment increased by 200 basis points, and all other assumptions remained constant, an additional $14.0 million of non-cash franchise rights impairment charges, would have resulted, excluding franchises acquired since the previous annual test. None of the Company’s reporting units would have failed the step one impairment test for goodwill in this scenario. Further, if the Company forecasted no new vehicle sales growth beyond 2016 in the 2014 impairment assessment and all other assumptions remained constant, an additional $2.0 million of non-cash franchise rights impairment charges would have resulted, excluding the franchises acquired

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

since the previous annual test. And, again, none of the Company’s reporting units would have failed the step one impairment test for goodwill.
During 2013, the Company recorded the following non-cash impairment charges, all of which are reflected in asset impairments in the accompanying Consolidated Statement of Operations:

•
In the fourth quarter of 2013, the Company determined that the carrying value of certain of its intangible franchise rights was greater than the fair value and as such a non-cash asset impairment was recognized for $5.4 million of pre-tax non-cash asset impairment charges.

•	The Company also determined that the carrying value of various other long-term assets was no longer recoverable, and recognized $1.1 million in pre-tax non-cash asset impairment charges.
During 2012, the Company recorded the following non-cash impairment charges, all of which are reflected in asset impairments in the accompanying Consolidated Statement of Operations:

•
In the fourth quarter of 2012, the Company determined that the carrying value of certain of its intangible franchise rights was greater than the fair value and as such a non-cash asset impairment was recognized for $7.0 million of pre-tax non-cash asset impairment charges.

•	The Company also determined that the carrying value of various other long-term assets was no longer recoverable, and recognized $0.3 million in pre-tax non-cash asset impairment charges.
16. INTANGIBLE FRANCHISE RIGHTS AND GOODWILL
The following is a roll-forward of the Company’s intangible franchise rights and goodwill accounts by reportable segment:

	Intangible Franchise Rights
	U.S.	U.K.	Brazil	Total
	(In thousands)
BALANCE, December 31, 2012	$187,568	$8,490	$—	$196,058
Additions through acquisitions	40,038	—	90,696	130,734
Disposals	(5,826)	—	—	(5,826)
Impairments	(5,368)	—	—	(5,368)
Currency translation	—	169	(14,262)	(14,093)
BALANCE, December 31, 2013	216,412	8,659	76,434	301,505
Additions through acquisitions	60,122	—	2,490	62,612
Purchase price allocation adjustments	(2,114)	—	(9,061)	(11,175)
Disposals	(12,075)	—	—	(12,075)
Impairments	(4,843)	—	(24,085)	(28,928)
Currency translation	—	(502)	(7,490)	(7,992)
BALANCE, December 31, 2014	$257,502	$8,157	$38,288	$303,947

	Goodwill
	U.S.	U.K.	Brazil	Total
	(In thousands)
BALANCE, December 31, 2012	$564,804	$17,580	$—	$582,384	(1)
Additions through acquisitions	54,131	1,546	121,644	177,321
Disposals	(6,333)	—	—	(6,333)
Currency translation	—	476	(16,411)	(15,935)
Tax adjustments	(134)	—	—	(134)
BALANCE, December 31, 2013	612,468	19,602	105,233	737,303	(1)
Additions through acquisitions	103,924	16,802	—	120,726
Purchase price allocation adjustments	1,459	—	4,536	5,995
Disposals	(16,828)	—	—	(16,828)
Impairments	(312)	—	(1,813)	(2,125)
Currency translation	—	(1,266)	(13,359)	(14,625)
Tax adjustments	(69)	—	—	(69)
BALANCE, December 31, 2014	$700,642	$35,138	$94,597	$830,377	(1)
(1) Net of accumulated impairment of $42.4 million
The increase in the Company’s goodwill in 2014 was primarily related to the goodwill associated with the purchase of seven dealerships in the U.S. and three dealerships in the U.K.
The increase in the Company’s goodwill in 2013 was primarily related to the goodwill associated with the purchase of nine dealerships in the U.S., four dealerships in the U.K. and 18 dealerships in Brazil.
The increase in the Company’s intangible franchise rights in 2014 and 2013 was primarily related to the acquisitions in the U.S. and Brazil described above. The allocation of the purchase price for the 2014 acquisitions, including the valuation of intangible franchise rights and goodwill, is preliminary and based on estimates and assumptions that are subject to change within the purchase price allocation period.
17. EMPLOYEE SAVINGS PLANS
The Company has a deferred compensation plan to provide select employees and non-employee members of the Company’s Board of Directors with the opportunity to accumulate additional savings for retirement on a tax-deferred basis (“Deferred Compensation Plan”). Participants in the Deferred Compensation Plan are allowed to defer receipt of a portion of their salary and/or bonus compensation, or in the case of the Company’s non-employee directors, annual retainer and meeting fees earned. The participants can choose from various defined investment options to determine their earnings crediting rate. However, the Company has complete discretion over how the funds are utilized. Participants in the Deferred Compensation Plan are unsecured creditors of the Company. The balances due to participants of the Deferred Compensation Plan as of December 31, 2014 and 2013 were $34.0 million and $30.5 million, respectively, and are included in other liabilities in the accompanying Consolidated Balance Sheets.
The Company offers a 401(k) plan to all of its employees and provides a matching contribution to employees that participate in the plan. For the years ended December 31, 2014 and 2013, the matching contributions paid by the Company totaled $4.6 million and $4.1 million, respectively.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18. OPERATING LEASES
The Company leases various facilities and equipment under long-term operating lease agreements. Generally, our real estate and facility leases have 30-year total terms with initial terms of 15 years and three additional five-year terms, at our option.
Future minimum lease payments for non-cancelable operating leases as of December 31, 2014, are as follows:

Total
(In thousands)
Year Ended December 31,
2015	$49,400
2016	45,498
2017	41,872
2018	34,025
2019	28,516
Thereafter	108,217
Total (1)	$307,528
(1) Includes $2.4 million of future, non-cancelable sublease payments to be received.
Total rent expense under all operating leases was $58.9 million, $59.7 million, and $50.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.
19. ACCUMULATED OTHER COMPREHENSIVE INCOME
Changes in the balances of each component of accumulated other comprehensive income for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Unrealized Gain (Loss) on Foreign Currency Translation	Unrealized Gain (Loss) on Marketable Securities	Unrealized Gain (Loss) on Interest Rate Swaps	Accumulated Other Comprehensive Income
	(In thousands)
BALANCE, December 31, 2011	$(7,969)	$8	$(21,275)	$(29,236)
Other comprehensive income (loss), net of tax	1,843	(8)	(5,656)	(3,821)
BALANCE, December 31, 2012	(6,126)	—	(26,931)	(33,057)
Other comprehensive income (loss), net of tax	(31,701)	—	13,081	(18,620)
BALANCE, December 31, 2013	(37,827)	—	(13,850)	(51,677)
Other comprehensive income (loss), net of tax	(26,248)	—	(4,059)	(30,307)
BALANCE, December 31, 2014	$(64,075)	$—	$(17,909)	$(81,984)

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20. SEGMENT INFORMATION
As of December 31, 2014, the Company had three reportable segments: (1) the U.S., (2) the U.K., and (3) Brazil. Each of the reportable segments is comprised of retail automotive franchises, which sell new vehicles, used vehicles, parts and automotive services, finance and insurance products, and collision centers. The vast majority of the Company’s corporate activities are associated with the operations of the U.S. operating segments and therefore the corporate financial results are included within the U.S. reportable segment.
The reportable segments identified above are the business activities of the Company for which discrete financial information is available and for which operating results are regularly reviewed by its chief operating decision maker to allocate resources and assess performance. The Company’s chief operating decision maker is its Chief Executive Officer. Reportable segment revenue, gross profit, SG&A, depreciation and amortization expense, asset impairment, floorplan interest expense, other interest expense, provision for income taxes, net income and capital expenditures were as follows for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31, 2014
	U.S.		U.K.	Brazil		Total
	(In thousands)
New vehicle retail sales	$4,669,512		$519,137	$552,970		$5,741,619
Used vehicle retail sales	1,923,740		283,147	117,981		2,324,868
Used vehicle wholesale sales	279,074		82,235	17,834		379,143
Parts and service	966,672		83,747	75,275		1,125,694
Finance and insurance	336,243		18,986	11,336		366,565
Total revenues	8,175,241		987,252	775,396		9,937,889
Gross profit	1,245,907		115,393	86,638		1,447,938
Selling, general and administrative expense	891,693	(1)	90,427	79,844		1,061,964
Depreciation and amortization expense	36,701		3,403	2,240		42,344
Asset impairment	15,570		—	25,950		41,520
Floorplan interest (expense)	(34,060)		(1,662)	(5,892)		(41,614)
Other interest (expense) income, net	(46,516)		(2,065)	(1,112)		(49,693)
Loss on extinguishment of long-term debt	(46,403)		—	—		(46,403)
Income before income taxes	174,964		17,836	(28,400)		164,400
(Provision) benefit for income taxes	(77,715)		(3,561)	9,880	(2)	(71,396)
Net income (loss)	97,249		14,275	(18,520)		93,004
Capital expenditures	88,774		3,679	5,256		97,709
(1) Includes the following, pre-tax: loss due to catastrophic events of $2.8 million and a gain on real estate and dealership transactions of $13.8 million.
(2) Includes the tax impact on deductible goodwill for $3.4 million.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2013
	U.S.		U.K.	Brazil (1)		Total
	(In thousands)
New vehicle retail sales	$4,220,913		$441,537	$562,471		$5,224,921
Used vehicle retail sales	1,728,072		221,590	89,766		2,039,428
Used vehicle wholesale sales	236,995		66,077	29,113		332,185
Parts and service	878,951		67,557	64,177		1,010,685
Finance and insurance	288,409		14,028	8,925		311,362
Total revenues	7,353,340		810,789	754,452		8,918,581
Gross profit	1,116,415		93,221	82,910		1,292,546
Selling, general and administrative expense	830,275	(2)	74,777	71,804	(3)	976,856
Depreciation and amortization expense	31,671		2,573	1,582		35,826
Asset impairment	6,542		—	—		6,542
Floorplan interest expense	(33,789)		(1,589)	(6,289)		(41,667)
Other interest (expense) income, net	(37,982)		(1,158)	169		(38,971)
Other expense, net	—		—	(789)		(789)
Income before income taxes	176,156		13,124	2,615		191,895
Provision for income taxes	70,815		3,064	4,024		77,903
Net income (3)	105,340	(4)	10,061	(1,409)	(5)	113,992
Capital expenditures	64,442		1,489	3,285		69,216
(1) Includes financial data from the date of acquisition in February 2013 through December 31, 2013.
(2) Includes the following, pre-tax: loss due to catastrophic events of $12.2 million, a net gain on real estate and dealership transactions of $10.2 million and acquisition costs of $5.2 million.
(3) Includes pre-tax acquisition costs of $1.2 million.
(4) Includes the following, after-tax: loss due to catastrophic events of $7.4 million, net gain on real estate and dealership transactions of $5.4 million, non-cash asset impairment charges of $4.0 million and acquisition costs of $3.2 million, as well as the income tax effect of non-deductible acquisition costs of $1.7 million.
(5) Includes the following, after-tax: income tax effect of reserve for certain deferred tax assets of $3.5 million and acquisition costs of $1.3 million.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2012
	U.S.		U.K.	Brazil	Total
	(In thousands)
New vehicle retail sales	$4,004,211		$286,887	$—	$4,291,098
Used vehicle retail sales	1,623,588		133,330	—	1,756,918
Used vehicle wholesale sales	240,789		47,350	—	288,139
Parts and service	833,964		46,106	—	880,070
Finance and insurance	251,458		8,417	—	259,875
Total revenues	6,954,010		522,090	—	7,476,100
Gross profit	1,054,270		62,982	—	1,117,252
Selling, general and administrative expense	796,998	(1)	51,448	—	848,446
Depreciation and amortization expense	29,137		2,397	—	31,534
Asset impairment	7,276		—	—	7,276
Floorplan interest expense	(30,736)		(1,060)	—	(31,796)
Other interest (expense) income, net	(36,831)		(634)	—	(37,465)
Income before income taxes	153,292		7,443	—	160,735
Provision for income taxes	58,794		1,732	—	60,526
Net income	94,498	(2)	5,711	—	100,209
Capital expenditures	61,214		747	—	61,961
(1) Includes the following, pre-tax: loss due to catastrophic events of $4.6 million, acquisition costs of $1.8 million and a net gain on real estate and dealership transactions of $1.5 million.
(2) Includes the following, after tax: non-cash asset impairment charges of $4.4 million, loss due to catastrophic events of $2.9 million and acquisition costs of $1.1 million.

Goodwill and intangible franchise rights and total assets by reportable segment were as follows:

	As of December 31, 2014
	U.S.	U.K.	Brazil	Total
	(In thousands)
Goodwill and intangible franchise rights	$958,144	$43,295	$132,885	$1,134,324
Total assets	$3,529,643	$327,644	$284,205	$4,141,492

	As of December 31, 2013
	U.S.	U.K.	Brazil	Total
	(In thousands)
Goodwill and intangible franchise rights	$828,881	$28,261	$181,666	$1,038,808
Total assets	$3,241,192	$237,960	$340,326	$3,819,478

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Full Year
	(In thousands, except per share data)
Year Ended December 31,
2014
Total revenues	$2,260,863	$2,511,638	$2,626,448	$2,538,940	$9,937,889
Gross profit	338,122	369,148	374,709	365,959	1,447,938
Net income	31,303	16,862	26,162	18,677	93,004
Basic earnings per share (1)	1.29	0.70	1.07	0.77	3.82
Diluted earnings per share (1)	1.19	0.62	1.03	0.77	3.60
2013
Total revenues	$1,963,832	$2,335,110	$2,340,147	$2,279,492	$8,918,581
Gross profit	300,489	341,274	329,462	321,321	1,292,546
Net income	22,118	37,388	32,765	21,721	113,992
Basic earnings per share (1)	0.95	1.53	1.34	0.89	4.72
Diluted earnings per share (1)	0.88	1.43	1.19	0.81	4.32
(1) The sum of the quarterly income per share amounts may not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year based on the respective weighted average common shares outstanding.
During the second, third and fourth quarters 2014, the Company incurred charges of $1.7 million, $9.4 million, and $30.4 million related to the impairment of assets. Included in these charges, for the third and fourth quarters of 2014, were impairments of the Company’s intangible assets of $5.5 million and $25.6 million, respectively. During the third quarter of 2014, the Company sold five dealerships in the U.S. and recognized a net gain of $16.6 million and also realized a $3.4 million tax benefit relative to deducible goodwill in the Brazil segment. In addition, the Company had a loss of $23.4 million and $22.8 million on the extinguishment of debt for the second and third quarters of 2014, respectively.
During 2013, the Company incurred charges of $6.5 million related to the impairment of assets, of which $5.4 million was incurred during the fourth quarter, primarily related to the Company’s intangible assets other than goodwill. Included in net income, the Company recorded a valuation allowance of $3.5 million on certain of its deferred tax assets during the fourth quarter of 2013, primarily associated with net operating losses recognized in foreign jurisdictions. Of this total, $2.3 million related to deferred tax assets recognized during the first, second and third quarters of 2013. The Company determined that the impact of failing to record the necessary valuation allowance adjustments in each of the first three quarters of 2013 was not material to those individual quarters and the correcting cumulative adjustment in the fourth quarter of 2013 was not material to that quarter.
For more information on non-cash impairment charges, refer to Note 15, “Asset Impairments.”

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22. CONDENSED CONSOLIDATING FINANCIAL INFORMATION
The following tables include condensed consolidating financial information as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, for Group 1 Automotive, Inc.’s (as issuer of the 5.00% Notes), guarantor subsidiaries and non-guarantor subsidiaries (representing foreign entities). The condensed consolidating financial information includes certain allocations of balance sheet, statement of operations and cash flows items that are not necessarily indicative of the financial position, results of operations or cash flows of these entities had they operated on a stand-alone basis.
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2014

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total Company
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$25,379	$15,596	$—	$40,975
Contracts-in-transit and vehicle receivables, net	—	218,361	19,087	—	237,448
Accounts and notes receivable, net	—	117,427	33,903	—	151,330
Intercompany accounts receivable	—	276,217	—	(276,217)	—
Inventories, net	—	1,342,022	214,683	—	1,556,705
Deferred income taxes	196	10,866	—	—	11,062
Prepaid expenses and other current assets	590	22,039	15,070	—	37,699
Total current assets	786	2,012,311	298,339	(276,217)	2,035,219
PROPERTY AND EQUIPMENT, net	—	839,063	111,325	—	950,388
GOODWILL	—	700,642	129,735	—	830,377
INTANGIBLE FRANCHISE RIGHTS	—	257,502	46,445	—	303,947
INVESTMENT IN SUBSIDIARIES	1,964,442	—	—	(1,964,442)	—
OTHER ASSETS	—	10,120	11,441	—	21,561
Total assets	$1,965,228	$3,819,638	$597,285	$(2,240,659)	$4,141,492

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Floorplan notes payable — credit facility and other	$—	$1,137,743	$5,503	$—	$1,143,246
Offset account related to floorplan notes payable - credit facility	—	(39,616)	—	—	(39,616)
Floorplan notes payable — manufacturer affiliates	—	207,329	100,327	—	307,656
Offset account related to floorplan notes payable - manufacturer affiliates	—	(22,500)	—	—	(22,500)
Current maturities of long-term debt and short-term financing	—	61,185	11,445	—	72,630
Accounts payable	—	176,143	112,177	—	288,320
Intercompany accounts payable	295,421	—	276,217	(571,638)	—
Accrued expenses	—	149,700	22,763	—	172,463
Total current liabilities	295,421	1,669,984	528,432	(571,638)	1,922,199
LONG-TERM DEBT, net of current maturities	609,812	347,202	51,823	—	1,008,837
LIABILITIES FROM INTEREST RATE RISK MANAGEMENT ACTIVITIES	—	25,311	—	—	25,311
DEFERRED INCOME TAXES AND OTHER LIABILITIES	—	193,077	14,058	—	207,135
STOCKHOLDERS’ EQUITY:
Group 1 stockholders’ equity	1,059,995	1,879,485	2,972	(1,964,442)	978,010
Intercompany note receivable	—	(295,421)	—	295,421	—
Total stockholders’ equity	1,059,995	1,584,064	2,972	(1,669,021)	978,010
Total liabilities and stockholders’ equity	$1,965,228	$3,819,638	$597,285	$(2,240,659)	$4,141,492

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2013

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total Company
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$4,306	$15,909	$—	$20,215
Contracts-in-transit and vehicle receivables, net	—	217,462	7,694	—	225,156
Accounts and notes receivable, net	—	104,732	30,326	—	135,058
Intercompany accounts receivable	—	212,592	—	(212,592)	—
Inventories, net	—	1,339,062	203,256	—	1,542,318
Deferred income taxes	2,279	18,871	—	—	21,150
Prepaid expenses and other current assets	619	9,974	13,448	—	24,041
Total current assets	2,898	1,906,999	270,633	(212,592)	1,967,938
PROPERTY AND EQUIPMENT, net	—	715,586	80,770	—	796,356
GOODWILL	—	612,469	124,834	—	737,303
INTANGIBLE FRANCHISE RIGHTS	—	216,412	85,093	—	301,505
INVESTMENT IN SUBSIDIARIES	1,710,185	—	—	(1,710,185)	—
OTHER ASSETS	—	14,891	1,485	—	16,376
Total assets	$1,713,083	$3,466,357	$562,815	$(1,922,777)	$3,819,478

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Floorplan notes payable — credit facility and other	$—	$1,125,030	$18,074	$—	$1,143,104
Offset account related to floorplan notes payable - credit facility	—	(56,198)	—	—	(56,198)
Floorplan notes payable — manufacturer affiliates	—	248,584	97,988	—	346,572
Current maturities of long-term debt and short-term financing	—	24,428	11,797	—	36,225
Accounts payable	—	158,124	96,806	—	254,930
Intercompany accounts payable	292,498	—	212,592	(505,090)	—
Accrued expenses	—	118,529	22,014	—	140,543
Total current liabilities	292,498	1,618,497	459,271	(505,090)	1,865,176
LONG-TERM DEBT, net of current maturities	304,637	328,090	30,962	—	663,689
LIABILITIES FROM INTEREST RATE RISK MANAGEMENT ACTIVITIES	—	26,078	—	—	26,078
DEFERRED INCOME TAXES AND OTHER LIABILITIES	—	171,141	29,125	—	200,266
TEMPORARY EQUITY - Redeemable equity portion of the 3.00% Convertible Senior Notes	29,094	—	—	—	29,094
STOCKHOLDERS’ EQUITY:
Group 1 stockholders’ equity	1,086,854	1,615,049	43,457	(1,710,185)	1,035,175
Intercompany note receivable	—	(292,498)	—	292,498	—
Total stockholders’ equity	1,086,854	1,322,551	43,457	(1,417,687)	1,035,175
Total liabilities and stockholders’ equity	$1,713,083	$3,466,357	$562,815	$(1,922,777)	$3,819,478

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, 2014

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total Company
	(In thousands)
REVENUES:	$—	$8,175,242	$1,762,647	$—	$9,937,889
COST OF SALES:	—	6,929,334	1,560,617	—	8,489,951
GROSS PROFIT	—	1,245,908	202,030	—	1,447,938
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,796	883,442	175,726	—	1,061,964
DEPRECIATION AND AMORTIZATION EXPENSE	—	36,701	5,643	—	42,344
ASSET IMPAIRMENTS	—	15,571	25,949	—	41,520
INCOME (LOSS) FROM OPERATIONS	(2,796)	310,194	(5,288)	—	302,110
OTHER EXPENSE:
Floorplan interest expense	—	(34,061)	(7,553)	—	(41,614)
Other interest expense, net	2,272	(46,517)	(5,448)	—	(49,693)
Loss on extinguishment of long-term debt	—	(46,403)	—	—	(46,403)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(524)	183,213	(18,289)	—	164,400
(PROVISION) BENEFIT FOR INCOME TAXES	196	(77,911)	6,319	—	(71,396)
EQUITY IN EARNINGS OF SUBSIDIARIES	93,332	—	—	(93,332)	—
NET INCOME (LOSS)	$93,004	$105,302	$(11,970)	$(93,332)	$93,004
COMPREHENSIVE INCOME (LOSS)	—	(4,059)	(26,248)	—	(30,307)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO PARENT	$93,004	$101,243	$(38,218)	$(93,332)	$62,697

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, 2013

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total Company
	(In thousands)
REVENUES:	$—	$7,353,340	$1,565,241	$—	$8,918,581
COST OF SALES:	—	6,236,925	1,389,110	—	7,626,035
GROSS PROFIT	—	1,116,415	176,131	—	1,292,546
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,922	817,907	151,027	—	976,856
DEPRECIATION AND AMORTIZATION EXPENSE	—	31,670	4,156	—	35,826
ASSET IMPAIRMENTS	—	6,542	—	—	6,542
INCOME (LOSS) FROM OPERATIONS	(7,922)	260,296	20,948	—	273,322
OTHER EXPENSE:
Floorplan interest expense	—	(33,789)	(7,878)	—	(41,667)
Other interest expense, net	1,846	(37,982)	(2,835)	—	(38,971)
Other expense, net	—	—	(789)	—	(789)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(6,076)	188,525	9,446	—	191,895
(PROVISION) BENEFIT FOR INCOME TAXES	2,277	(73,092)	(7,088)	—	(77,903)
EQUITY IN EARNINGS OF SUBSIDIARIES	117,791	—	—	(117,791)	—
NET INCOME (LOSS)	$113,992	$115,433	$2,358	$(117,791)	$113,992
COMPREHENSIVE INCOME (LOSS)	—	13,081	(31,701)	—	(18,620)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO PARENT	$113,992	$128,514	$(29,343)	$(117,791)	$95,372

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, 2012

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total Company
	(In thousands)
REVENUES:	$—	$6,953,859	$522,241	$—	$7,476,100
COST OF SALES:	—	5,899,739	459,109	—	6,358,848
GROSS PROFIT	—	1,054,120	63,132	—	1,117,252
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,561	790,904	52,981	—	848,446
DEPRECIATION AND AMORTIZATION EXPENSE	—	29,137	2,397	—	31,534
ASSET IMPAIRMENTS	—	7,276	—	—	7,276
INCOME (LOSS) FROM OPERATIONS	(4,561)	226,803	7,754	—	229,996
OTHER EXPENSE:
Floorplan interest expense	—	(30,736)	(1,060)	—	(31,796)
Other interest expense, net	—	(36,831)	(634)	—	(37,465)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(4,561)	159,236	6,060	—	160,735
(PROVISION) BENEFIT FOR INCOME TAXES	1,709	(60,503)	(1,732)	—	(60,526)
EQUITY IN EARNINGS OF SUBSIDIARIES	103,061	—	—	(103,061)	—
NET INCOME (LOSS)	$100,209	$98,733	$4,328	$(103,061)	$100,209
COMPREHENSIVE INCOME (LOSS)	—	(5,664)	1,843	—	(3,821)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO PARENT	$100,209	$93,069	$6,171	$(103,061)	$96,388

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2014

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Company
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(327)	$235,236	$(36,621)	$198,288
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisitions, net of cash received		(306,364)	(30,187)	(336,551)
Proceeds from disposition of franchises, property and equipment	—	141,147	3,450	144,597
Purchases of property and equipment, including real estate	—	(140,407)	(9,985)	(150,392)
Other	—	(4,705)	—	(4,705)
Net cash used in investing activities	—	(310,329)	(36,722)	(347,051)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on credit facility - floorplan line and other	—	7,832,014	—	7,832,014
Repayments on credit facility - floorplan line and other	—	(7,802,719)	—	(7,802,719)
Borrowings on credit facility - acquisition line	389,368	—	—	389,368
Repayment on credit facility - acquisition line	(379,681)	—	—	(379,681)
Borrowings on real estate credit facility	—	200	—	200
Principal payments on real estate credit facility	—	(9,917)	—	(9,917)
Net borrowings on 5.00% Senior Unsecured Notes	539,600	—	—	539,600
Debt issue costs	(1,881)	—	—	(1,881)
Repurchase of 3.00% Convertible Notes	(260,074)	—	—	(260,074)
Proceeds from Call/Warrant Unwind related to 3.00% Convertible Notes	32,697	—	—	32,697
Conversion and redemption of 2.25% Convertible Notes	(182,756)	—	—	(182,756)
Borrowings on other debt	—	—	91,137	91,137
Principal payments on other debt	—	—	(85,905)	(85,905)
Borrowings on debt related to real estate	—	86,522	25,457	111,979
Principal payments on debt related to real estate loans	—	(33,143)	(16,890)	(50,033)
Employee stock purchase plan purchases, net of employee tax withholdings	(321)	—	—	(321)
Repurchases of common stock, amounts based on settlement date	(36,802)	—	—	(36,802)
Tax effect from stock-based compensation	—	1,841	—	1,841
Dividends paid	(17,097)	—	—	(17,097)
Borrowings (repayments) with subsidiaries	78,199	(141,824)	63,625	—
Investment in subsidiaries	(160,925)	161,073	(148)	—
Distributions to parent	—	2,119	(2,119)	—
Net cash provided by financing activities	327	96,166	75,157	171,650
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(2,127)	(2,127)
NET INCREASE IN CASH AND CASH EQUIVALENTS	—	21,073	(313)	20,760
CASH AND CASH EQUIVALENTS, beginning of period	—	4,306	15,909	20,215
CASH AND CASH EQUIVALENTS, end of period	$—	$25,379	$15,596	$40,975

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2013

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Company
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(3,797)	$47,525	$8,644	$52,372
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisitions, net of cash received	—	(131,654)	(138,206)	(269,860)
Proceeds from disposition of franchises, property and equipment	—	102,069	117	102,186
Purchases of property and equipment, including real estate	—	(73,615)	(29,243)	(102,858)
Other	—	1,878	—	1,878
Net cash used in investing activities	—	(101,322)	(167,332)	(268,654)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on credit facility - floorplan line and other	—	6,379,328	—	6,379,328
Repayments on credit facility - floorplan line and other	—	(6,153,677)	—	(6,153,677)
Borrowings on credit facility - acquisition line	60,000	—	—	60,000
Borrowings on real estate credit facility	—	19,640	—	19,640
Principal payments on real estate credit facility	—	(8,597)	—	(8,597)
Borrowings of other debt	—	—	10,289	10,289
Principal payments of other debt	—	—	(71,170)	(71,170)
Principal payments of long-term debt related to real estate loans	—	(21,038)	(15,940)	(36,978)
Borrowings of debt related to real estate	—	27,925	27,420	55,345
Employee stock purchase plan purchases, net of employee tax withholdings	(1,822)	—	—	(1,822)
Repurchases of common stock, amounts based on settlement date	(3,553)	—	—	(3,553)
Tax effect from stock-based compensation	—	2,993	—	2,993
Dividends paid	(15,805)	—	—	(15,805)
Borrowings (repayments) with subsidiaries	50,651	(278,850)	228,199	—
Investment in subsidiaries	(85,674)	86,038	(364)	—
Distributions to parent	—	—	—	—
Net cash provided by financing activities	3,797	53,762	178,434	235,993
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(4,146)	(4,146)
NET INCREASE IN CASH AND CASH EQUIVALENTS	—	(35)	15,600	15,565
CASH AND CASH EQUIVALENTS, beginning of period	—	4,341	309	4,650
CASH AND CASH EQUIVALENTS, end of period	$—	$4,306	$15,909	$20,215

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2012

	Group 1 Automotive, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Company
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(2,851)	$(78,501)	$6,030	$(75,322)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisitions, net of cash received	—	(155,299)	(22,657)	(177,956)
Proceeds from disposition of franchises, property and equipment	—	39,122	75	39,197
Purchases of property and equipment, including real estate	—	(84,933)	(3,558)	(88,491)
Other	—	2,792	—	2,792
Net cash used in investing activities	—	(198,318)	(26,140)	(224,458)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on credit facility - floorplan line and other	—	5,700,108	—	5,700,108
Repayments on credit facility - floorplan line and other	—	(5,453,148)	—	(5,453,148)
Borrowings on credit facility - acquisition line	—	—	—	—
Repayment on credit facility - acquisition line	—	—	—	—
Borrowings on real estate credit facility	—	18,080	—	18,080
Principal payments on real estate credit facility	—	(2,406)	—	(2,406)
Principal payments of long-term debt related to real estate loans	—	(13,098)	(2,099)	(15,197)
Borrowings of long-term debt related to real estate loans	—	62,895	7,790	70,685
Principal payments of other debt	—	(3,846)	(938)	(4,784)
Borrowings of other debt	—	275	—	275
Employee stock purchase plan purchases, net of employee tax withholdings	(915)	—	—	(915)
Repurchases of common stock, amounts based on settlement date	(11,317)	—	—	(11,317)
Tax effect from stock-based compensation	—	2,875	—	2,875
Dividends paid	(13,433)	—	—	(13,433)
Borrowings (repayments) with subsidiaries	145,184	(146,525)	1,341	—
Investment in subsidiaries	(116,668)	108,039	8,629	—
Distributions to parent	—	1,049	(1,049)	—
Net cash provided by financing activities	2,851	274,298	13,674	290,823
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(1,288)	(1,288)
NET INCREASE IN CASH AND CASH EQUIVALENTS	—	(2,521)	(7,724)	(10,245)
CASH AND CASH EQUIVALENTS, beginning of period	—	6,862	8,033	14,895
CASH AND CASH EQUIVALENTS, end of period	$—	$4,341	$309	$4,650